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                                                                  EXECUTION COPY






                               PURCHASE AGREEMENT

                          dated as of December 21, 2001

                                 by and between

                         NC BUILDERS ACQUISITION CORP.,

                              LANDMARK HOMES, INC.

                                       and

                        FORTRESS HOLDING - VIRGINIA, LLC

                               with respect to all

                     the outstanding membership interests in

                           GALLOWAY ENTERPRISES, LLC.




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                                TABLE OF CONTENTS

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ARTICLE I SALE OF LLC INTERESTS, TRANSFER OF ASSETS AND CLOSING.............................1
        1.01   Purchase and Sale of LLC Interests...........................................1
        1.02   Transfer of Assets...........................................................1
        1.03   Liabilities..................................................................5
        1.04   Purchase Price...............................................................6
        1.05   Closing......................................................................6
        1.06   Employee Matters.............................................................7
        1.07   Warranty Matters.............................................................8
        1.08   Tax Matters..................................................................9
        1.09   Pre-Tax Income Adjustment....................................................9
        1.10   Further Assurances; Post-Closing Cooperation................................10
        1.11   Closing Balance Sheet and Tax Reconciliation................................12
        1.12   Benefit of Operations After September 30, 2001..............................12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER........................................12
        2.01   Legal Existence of Seller, Landmark Fortress................................12
        2.02   Authority...................................................................13
        2.03   Legal Existence of Galloway.................................................13
        2.04   LLC Interests...............................................................13
        2.05   Subsidiaries and Landmark...................................................14
        2.06   No Conflicts................................................................14
        2.07   Governmental Approvals and Filings..........................................16
        2.08   Books and Records...........................................................16
        2.09   Financial Statements and Condition..........................................16
        2.10   Taxes.......................................................................17
        2.11   Legal Proceedings...........................................................19
        2.12   Compliance With Laws and Orders.............................................19
        2.13   Real Property...............................................................19
        2.14   Tangible Personal Property..................................................20
        2.15   Intellectual Property Rights................................................21
        2.16   Contracts...................................................................22
        2.17   Licenses....................................................................24
        2.18   Affiliate Transactions......................................................24
        2.19   Labor Relations.............................................................25
        2.20   Environmental Matters.......................................................25
        2.21   Brokers.....................................................................26
        2.22   Employee Benefit Plans......................................................26
        2.23   Insurance...................................................................28
        2.24   Suppliers...................................................................29
        2.25   Receivables; Payables.......................................................29
        2.26   Bank and Securities Accounts................................................29
        2.27   Real Estate Inventory.......................................................30

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        2.28   Product Warranty and Liability..............................................30
        2.29   Payments....................................................................30
        2.30   Representations Complete....................................................30
        2.31   No Dividends or Distributions...............................................30
        2.32   Entire Business.............................................................31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................31
        3.01   Corporate Existence.........................................................31
        3.02   Authority...................................................................31
        3.03   No Conflicts................................................................31
        3.04   Governmental Approvals and Filings..........................................32
        3.05   Legal Proceedings...........................................................32
        3.06   Brokers.....................................................................32
        3.07   Financing...................................................................32

ARTICLE IV COVENANTS.......................................................................32
        4.01   Regulatory and Other Approvals..............................................32
        4.02   Investigation by Purchaser..................................................32
        4.03   Conduct of Business.........................................................33
        4.04   Consents with Respect to Landmark Assets....................................35
        4.05   Fulfillment of Conditions...................................................35
        4.06   Payment of Bank Debt........................................................36
        4.07   No Other Negotiations.......................................................36
        4.08   Preservation of Business....................................................36
        4.09   Notice of Developments......................................................36
        4.10   Cooperation.................................................................36

ARTICLE V CONDITIONS TO OBLIGATIONS OF PURCHASER...........................................36
        5.01   Representations and Warranties..............................................38
        5.02   Performance.................................................................38
        5.03   Officers' Certificates......................................................38
        5.04   Landmark Assets.............................................................38
        5.05   Regulatory Consents and Approvals...........................................38
        5.06   Assignment Agreements.......................................................38
        5.07   Legal Opinion...............................................................38
        5.08   Resignation of Officers.....................................................38
        5.09   Transition Agreement........................................................39
        5.10   Consents....................................................................39
        5.11   Litigation..................................................................39
        5.12   No Material Adverse Change..................................................39
        5.13   Fortress Guaranty...........................................................39

ARTICLE VI CONDITIONS TO OBLIGATIONS OF SELLER.............................................39
        6.01   Representations and Warranties..............................................39
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        6.02   Performance.................................................................39
        6.03   Officers' Certificates......................................................39
        6.04   Orders and Laws.............................................................40
        6.05   Regulatory Consents and Approvals...........................................40
        6.06   Financing...................................................................40

ARTICLE VII SURVIVAL; NO OTHER REPRESENTATIONS.............................................40
        7.01   Survival of Representations, Warranties, Covenants and Agreements...........40
        7.02   No Other Representations....................................................40

ARTICLE VIII INDEMNIFICATION...............................................................41
        8.01   Indemnification.............................................................41
        8.02   Method of Asserting Claims..................................................42
        8.03   Exclusivity; Warranty Claims................................................45

ARTICLE IX TERMINATION.....................................................................45
        9.01   Termination.................................................................45
        9.02   Effect of Termination.......................................................45

ARTICLE X DEFINITIONS......................................................................46
        10.01  Definitions.................................................................46

ARTICLE XI MISCELLANEOUS...................................................................53
        11.01  Notices.....................................................................53
        11.02  Entire Agreement............................................................55
        11.03  Expenses....................................................................55
        11.04  Public Announcements........................................................55
        11.05  Confidentiality.............................................................55
        11.06  Waiver......................................................................56
        11.07  Amendment...................................................................56
        11.08  No Third Party Beneficiary..................................................56
        11.09  No Assignment; Binding Effect...............................................56
        11.10  Headings....................................................................57
        11.11  Invalid Provisions..........................................................57
        11.12  Governing Law; Venue........................................................57
        11.13  Counterparts................................................................57
        11.14  Remedies Cumulative.........................................................57
        11.15  Incorporation of Exhibits and Schedules.....................................57
        11.16  Specific Performance........................................................57

EXHIBITS

        Exhibit A            Galloway Assignment Agreement
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        Exhibit B            Transition Agreement
        Exhibit C            Landmark General Assignment
        Exhibit D            Landmark Assumption Agreement
        Exhibit E            Allocation Certificate
        Exhibit F            Legal Opinion
        Exhibit G            Press Release
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        This PURCHASE AGREEMENT dated as of December 21, 2001 is made and entered into by and between NC BUILDERS ACQUISITION CORP., a Delaware corporation ("Purchaser"), FORTRESS HOLDING - VIRGINIA, LLC, a Delaware limited liability company ("Seller"), and LANDMARK HOMES, INC., a North Carolina corporation ("Landmark"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

        WHEREAS, Seller owns all of the outstanding membership interests (the "LLC Interests") in GALLOWAY ENTERPRISES, LLC, a Delaware limited liability company ("Galloway");

        WHEREAS, The Fortress Group, Inc. ("Fortress"), which owns 100% of the membership interests of Seller, is the indirect owner of all of the outstanding capital stock of Landmark;

        WHEREAS, pursuant to the terms and conditions of this Agreement, other than as described in Section 1.02(b), Seller has agreed to cause Landmark to transfer all of its assets and, other than as described in Section 1.03(b), all of its liabilities to Don Galloway Homes, LLC, a wholly-owned subsidiary of Galloway ("Don Galloway"), simultaneously with the occurrence of the Closing (as defined below); and

        WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the LLC Interests, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

              SALE OF LLC INTERESTS, TRANSFER OF ASSETS AND CLOSING

        1.01 Purchase and Sale of LLC Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the LLC Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

        1.02    Transfer of Assets.


                (a) Assets Transferred. On the terms and subject to the conditions set forth in this Section and Section 1.05(b), simultaneous with the occurrence of the Closing, Landmark shall sell, transfer, convey, assign and deliver to Don Galloway, and Don Galloway shall purchase and pay for, with adequate consideration at the Closing (but immediately prior to the sale referred to in Section 1.01), all of Landmarks' right, title and interest in, to and under all of the Assets and Properties of Landmark, except as otherwise provided in Section 1.02(b), as the same shall exist on the Closing Date (collectively, the "Landmark Assets"), free and clear of any Liens other than the Permitted Liens, including the following:


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                        (i)     Owned Real Property. All real property owned by
                Landmark (the "Owned Real Property"), including that described in Section 2.13(a) of the Disclosure Schedule with respect to Landmark, and all of the rights of Landmark arising out of the ownership thereof or appurtenant thereto together with all rights of Landmark in and to (A) all buildings, fixtures, and improvements located thereon or attached thereto, including all single-family (detached and attached) homes (including existing display homes and homes under construction, whether under contract for sale or for inventory or display purposes) and all other buildings, structures, facilities and fixtures thereon and other improvements and appurtenances located thereon or attached thereto, (B) all easements and rights-of-way appurtenant to or otherwise benefiting the Owned Real Property or the buildings, fixtures, or improvements located thereon, and (C) all development rights, mineral rights, water rights, utility capacity reservations, and other rights and appurtenances affecting or pertaining to the Owned Real Property or the buildings, fixtures, or improvements located thereon;

                        (ii) Real Property Leases. Subject to Section 1.10, all leases and subleases of real property as to which Landmark is the lessee or sublessee, together with the leasehold or subleasehold estate thereunder, including any options to purchase the underlying property and leasehold or subleasehold improvements thereon, and in each case all other rights of Landmark appurtenant to or related to such leases and subleases, including all leases and subleases for model or display homes (the "Real Property Leases"), including those described in
                Section 2.13(b) of the Disclosure Schedule with respect to Landmark;

                        (iii) Inventory. All inventories of raw construction materials, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the business of Landmark is conducted, in each case, which are owned by Landmark, together with all rights of Landmark against suppliers of such inventories (the "Inventory");

                        (iv) Accounts Receivable. All trade accounts receivable and other evidences of Indebtedness and rights to receive payments arising out of sales occurring in the conduct of the business of Landmark, including any rights of Landmark with respect to any escrow receivables, any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith, including the items listed in Section 1.02(a)(iv) of the Disclosure Schedule (the "Accounts Receivable");

                        (v) Tangible Personal Property. All furniture, appliances, fixtures and furnishings (including those in the existing display houses or houses under construction), equipment, machinery, tools, architectural and engineering plans, specifications, drawings, surveys, house plans (provided that Fortress and its Affiliates shall be permitted to continue its current usage of such house plans in the construction of homes in markets outside of the States of North Carolina and South Carolina in which Fortress or its Affiliates currently use such plans), plats,

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                surveys, land plans, engineering plans, contract forms,
                marketing materials, tests, studies, and other tangible personal property (other than Inventory and Vehicles) used primarily in connection with the Business of Landmark (the "Tangible Personal Property");


                        (vi)    Personal Property Leases. Subject to
                Section 1.10, all leases and subleases of Tangible Personal Property, together with any options to purchase the underlying property (the "Personal Property Leases") including those described in Schedule 1.02(a)(vi) of the Disclosure Schedule;


                        (vii) Business Contracts. Subject to Section 1.10, all Contracts listed in Schedule 1.02(a)(vii) of the Disclosure Schedule to which Landmark is a party (the "Contracts");


                        (viii) Prepaid Expenses. All prepaid expenses relating to the Landmark Business (the "Prepaid Expenses");


                        (ix) Intangible Personal Property. All intangible personal property including all Intellectual Property (including the "Landmark" and "Sunstar" names and logos, and all variations and derivations thereof) owned by Landmark or, to the extent assignable under the terms thereof, in which Landmark has an interest, including pursuant to all licenses and sublicenses, and all goodwill, rights, privileges, Claims, causes of action and options relating or pertaining thereto, including but not limited to the items listed in Section 1.02(a)(ix) of the Disclosure Schedule, but excluding the Landmark Retained Intellectual Property (the "Intangible Personal Property");


                        (x) Licenses. To the extent their transfer is permitted under applicable Laws and subject to Section 1.10, all Licenses owned or utilized in the conduct of the Landmark Business, including but not limited to the Licenses listed in
                Section 1.02(a)(x) of the Disclosure Schedule (the "Licenses");

                        (xi) Vehicles. All motor vehicles owned or leased by Landmark, including the vehicles listed in Section 1.02(a)(xi) of the Disclosure Schedule (the "Vehicles");


                        (xii)   Deposits. All deposits made by any third
                Person to or for the benefit of Landmark, or made by Landmark to or for the benefit of any third Person, including under any Real Property Lease, Personal Property Lease, home building contract or other Contract, including all earnest money and construction deposit amounts (the "Deposits");

                        (xiii) Books and Records. All Books and Records used in the conduct of the Landmark Business or otherwise relating to the Landmark Assets, other than the Excluded Books and Records (the "Books and Records");

                        (xiv) Goodwill. All goodwill associated with the Landmark Business and the Landmark Assets;

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                        (xv)    Claims. All Claims, rights and causes of
                action against third parties to the extent they relate to any Landmark Assets, other than relating to the Excluded Assets or the Retained Liabilities;

                        (xvi) Cash. Cash (including checks received on or prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, but excluding any of the foregoing which are Deposits; and

                        (xvii) Balance Sheet Assets. All of the assets of Landmark reflected on the Financial Statements, and all assets subsequently acquired, except for (x) the Excluded Assets reflected thereon and (y) those assets disposed of after September 30, 2001 in the Ordinary Course of Business;

                        (xviii) Third Party Warranties. To the extent
                transferable, all rights and benefits under any of Landmark's manufacturer's, subcontractor's, supplier's, merchant's, repairmen's, or other third-party representations, warranties, covenants, guarantees, indemnities and service or replacement programs relating to any of the Landmark Assets or the Business of Landmark; and

                        (xix) Other Assets and Properties. All other Asset and Properties of Landmark except as otherwise provided in
                Section 1.02(b).


                (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Landmark (the "Excluded Assets") shall be excluded from and shall not constitute Landmark
Assets:

                        (i) Tax Refunds. All refunds or credits, if any, of income taxes due to or from Landmark and/or Landmark's ultimate parent attributable to the period accruing prior to and including the Closing Date, except to the extent reflected on the Financial Statements;

                        (ii) Excluded Books and Records. The minute books, stock transfer books and corporate seal of Landmark and any other Books and Records relating to the Excluded Assets or the Retained Liabilities;

                        (iii) Intellectual Property. All of Landmarks' and its Affiliates' right, title and interest in, to and under (A) the name "Fortress" and the Fortress logo, provided however, through the six-month anniversary of the Closing Date, Purchaser may continue to use existing supplies of forms, applications, brochures, signage and advertising of Landmark, so as to permit an orderly transition to Purchaser's operations, and (B) the Intellectual Property listed on Section 1.02(b)(iii) of the Disclosure Schedule (the "Landmark Retained Intellectual Property");

                        (iv) Any causes of action, counterclaims, rights to insurance or other rights arising out of or related to the Lakeridge Litigation; and

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                        (v)     Landmarks' rights under this Agreement.

        1.03    Liabilities.

                (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Landmark Assets to Don Galloway, on the terms and subject to the conditions set forth in this Agreement, Don Galloway shall assume and agree to pay, perform and discharge when due all obligations and liabilities of Landmark (collectively, the "Assumed Liabilities") as the same shall exist on the Closing Date, except as provided in paragraph (b) of this Section (the "Retained Liabilities").

                (b) Retained Liabilities. Don Galloway shall not assume any of the following Liabilities: (i) any Liability of any of the Companies for unpaid Taxes (with respect to Landmark) for periods prior to the Closing, except to the extent set forth in Sections 1.08(c) or 1.09, (ii) any Liability of any of Landmark or any of its Affiliates for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Landmark has transferred to Don Galloway the Landmark Assets), other than as provided in
Section 1.08(c), (iii) any Liability of Landmark or any of its Affiliates for the unpaid Taxes of any Person other than any of them under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise, (iv) any obligation arising with respect to any act or omission prior to Closing of any of Landmark or any other Company or other Affiliate to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any other Person or was serving at the request of the Seller and/or any of the Companies as a partner, trustee, director, officer, employee, or agent of Landmark or any of Landmark or any other Company or other Affiliate (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of any Company or any of its Affiliates for costs and expenses incurred in connection with this Agreement, other than as provided in Section 1.08(c), (vi) any Liability or obligation of any Company or any of its Affiliates under this Agreement (or under any side agreement between any of the Companies on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (vii) any Liability of Landmark or its Affiliates (including the Companies) arising out of or relating to the Lakeridge Townhomes litigation (Case No.: OCV 14125), filed with the Superior Court Division, Wake County, North Carolina, which the Seller represents and warrants is a true and correct description in all material respects of such material litigation involving Landmark, or any other Actions or Proceedings arising out of or relating to the same or substantially similar facts and circumstances involving the Lakeridge Townhomes pursuant to which Case No.: OCV 14125 was filed (collectively, the "Lakeridge Litigation"), (viii) any Liability of Landmark or its Affiliates (including the Companies) arising out of or relating to the Lightkeepers Village litigation (Case No. 00 043 filed on January 6, 2000, Case No. 00-1454 filed on April 3, 2000 and "Vollmar v. Lightkeepers Village", filed with the 15th Judicial Circuit of South Carolina), which the Seller represents and warrants are true and correct descriptions in all material respects of such material litigation involving Landmark, or any other Actions or Proceedings arising out of or relating to the same or substantially similar facts and circumstances involving the Lightkeepers litigation pursuant to which Case No's.: 00 043, 00-1454 and/or "Vollmar v. Lightkeepers Village" were filed (collectively, the "Lightkeepers

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Litigation"), (ix) any Liabilities arising out of or in connection with any employee benefit plan of any kind, including any Employee Plan (as defined in Section 2.22), whether arising before, on or after the Closing Date, and any Liabilities in connection with any "employee benefit plan" as defined in
Section 3(3) of ERISA as a result of any Company or Seller being considered a part of a "single employer" within the meaning of Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code; and (x) any Liability arising out of or relating to the termination of David Guy or Tim Samuels on or prior to January 1, 2002 (other than as provided for in Section 1.06(f) of the Disclosure Schedule).

        1.04 Purchase Price. The aggregate purchase price for the LLC Interests is $20,000,000, payable in immediately available United States funds at the Closing in the manner provided in Section 1.05(a) (the "Purchase Price"), plus the payment of all outstanding debt of Galloway, the Subsidiaries and Landmark that is set forth on Section 2.09(c) of the Disclosure Schedule.

        1.05    Closing.

                (a) Galloway Closing. The Closing will take place at the offices of Lennar Corporation ("Lennar"), 700 N.W. 107 Avenue, Miami, Florida 33172, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneous with the occurrence of the Closing, (a) Seller will assign and transfer to Purchaser all of its right, title and interest in and to the LLC Interests pursuant to an assignment agreement to be entered into by Seller and Purchaser in the form of Exhibit A hereto, with such changes as are agreed to by Seller and Purchaser (the "Galloway Assignment Agreement"), and (b) Purchaser and The Fortress Group Inc. ("Fortress") shall enter into a transition services agreement, in the Form of Exhibit B hereto, with such changes as are agreed to by Fortress and Purchaser, governing the provision by Fortress to Purchaser of management information and other services for periods contemplated therein (the "Transition Agreement"). At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other documents and instruments to be delivered under Articles V and VI.

                (b) Landmark Closing. On the Closing Date (but immediately prior to the consummation of the Closing) (a) Landmark will assign and transfer to Don Galloway all of its right, title and interest in and to the Landmark Assets (free and clear of all Liens, other than Permitted Liens) by delivery of
(i) a General Assignment and Bill of Sale substantially in the form of Exhibit C hereto (the "Landmark General Assignment"), duly executed by Landmark, (ii) general warranty deeds in proper statutory form for recording and otherwise conveying title to the Owned Real Property and (iii) such other good and sufficient instruments of conveyance, assignment and transfer as are necessary in order to effect the transactions contemplated hereby (the Landmark General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the "Landmark Assignment Instruments"), and
(b) Don Galloway will assume from Landmark the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit D hereto (the "Landmark Assumption Agreement"), duly executed by Don Galloway,

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and (ii) such other good and sufficient instruments of assumption as shall be effective to cause Don Galloway to assume the Assumed Liabilities as and to the extent provided in Section 1.03(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "Landmark Assumption Instruments"). The Landmark Assignment Instruments and the Landmark Assumption Instruments shall be in form and substance reasonably satisfactory to Purchaser's counsel.

                (c)     The Closing shall take place on December 21, 2001.

        1.06 Employee Matters. (a) Landmark Employees. On the Closing Date, prior to the transfer of the LLC Interests to Purchaser, Don Galloway shall cause the employees of Landmark to become employees of Don Galloway (the "Landmark Employees").

                (b) Employees of Galloway and the Subsidiaries. Purchaser shall cause the employees of Galloway and the Subsidiaries, including the Landmark Employees (the "Galloway Employees") to be eligible, as of January 1, 2002, to participate in all of the benefit plans, programs and policies sponsored by the Purchaser for the benefit of its employees generally, at the same benefit levels as are generally applicable to other similarly situated employees of the Purchaser. Purchaser shall also cause all Galloway Employees (and their eligible dependents) to be eligible for coverage under Lennar's group health care plan, group term life insurance plan, and group long-term disability plan without interruption of coverage and, to the extent permissible under such of Lennar's plans, shall waive, to the extent permissible under such of Lennar's plans, all pre-existing conditions, restrictions, and limitation for any medical condition thereof, except to the extent coverage of such medical condition would be limited under Fortress' plan applicable to the affected employee (or eligible dependent) .

                (c) Immediate Participation in Lennar Corporation 401(k) Plan for Galloway Employees. Fortress shall, with respect to the Galloway Employees who are participants in the Fortress 401(k) Plan, contribute and allocate to the accounts of such participants all employer contributions (including matching contributions with respect to all employee contributions and salary deferrals) for the portion of the current plan year ending on the Closing Date that would otherwise have been made to the Fortress 401(k) Plan for the current 2001 plan year but for the transactions contemplated hereby, without regard to any year of service or last day of year active participant requirements. Fortress shall cause the accounts of all Galloway Employees in the Fortress 401(k) Plan to be fully vested as of the Closing Date. Fortress shall amend the Fortress 401(k) Plan to permit distributions upon a severance from service and to permit in kind distributions of participant loans, such amendment to be effected at or prior to January 1, 2002 but in no event later than the date of such distribution. Evidence of such amendments shall be provided to Lennar and its counsel as promptly as practicable following the Closing.

                (d) Recognition of Company Service. Purchaser shall cause the Galloway Employees to receive credit for all of their service prior to the Closing Date with the Seller and each of its affiliates, including, but not limited to, the Companies, under all employee benefit plans, programs, and policies sponsored by Purchaser for the benefit of its employees generally. Such prior service shall be credited for both eligibility and vesting purposes, and for purposes of any benefit schedule based on service (e.g. for vacation pay, sick days and personal days).

                (e) Severance and Bonus Obligations. Purchaser shall be responsible for paying the severance obligations, either set forth in Section
1.06 of the Disclosure Schedule or under the severance policies or plans of Lennar, and prorated to the extent applicable, that may be due and owing to any Galloway Employees who are terminated simultaneously with or following the Closing by Purchaser or its Affiliates; except that Seller shall be responsible solely for paying any severance obligations that may be due and owing to David Guy or Tim Samuels as a result of their termination of employment with Don Galloway or its Affiliates on or prior to January 1, 2002 and any other Liabilities arising therefrom, relating thereto or in connection therewith. Purchaser shall be responsible for paying the bonus of David Guy for the year 2001 in the amount of $220,000, and shall make such payment no later than the fifth day following the Closing Date.

        1.07    Warranty Matters.

                (a) Seller agrees to indemnify Purchaser and all Purchaser Indemnified Parties for each customer home warranty Claim, or aggregate customer home warranty Claims with respect to (i) the same home or (ii) a group of homes in which each has a Claim established on the same set of facts, including an "eifs" or "synthetic stucco" Claim, in excess of $25,000 asserted by any customer or group of customers (as the case may be), until eighteen months from the anniversary of the Closing Date (regardless of when paid) with respect to any homes closed with customers on or before the Closing Date; provided, however, that (v) acts constituting fraud or willful or intentional misrepresentation shall not be applied to the $25,000 threshold, (x) Seller shall only be obligated to make indemnity payments hereunder to the extent that Purchaser has made warranty payments with respect to such Claims in excess of the reserve for warranty Claims set forth on the Financial Statements, (y) except for acts constituting fraud or willful or intentional misrepresentation, in no event shall Seller be obligated to make payments to Purchaser hereunder in an aggregate amount in excess of $500,000, and (z) all Liability relating to or arising out of the Lakeridge Litigation shall be indemnified pursuant to Article
VIII. Purchaser and Seller agree that, except in the case of fraud or willful or intentional misrepresentation and notwithstanding anything to the contrary in this Agreement, indemnification pursuant to this Section shall be the sole remedy of Purchaser for a breach of the first sentence of the representation and warranty set forth in Section 2.27. The Parties agree that for purposes of this Section any like kind repairs or similar credits issued by Purchaser in satisfaction of any warranty Claims shall be treated as cash payments by Purchaser based on the fair value of each such repair or credit.

                (b) At such time as the reserve for warranty Claims has been exceeded, Purchaser shall deliver to Seller a notice to that effect, accompanied by reasonable documentation (prepared by Purchaser in good faith) of the payments made by Purchaser for customer warranty Claims. After such time, for each customer warranty Claim submitted to Seller pursuant to the notice provisions in Section 11.01, Purchaser shall provide reasonable documentation to Seller supporting such Claim. All such documented Claims shall be paid within five Business Days after such notice.

        1.08    Tax Matters.

                (a) Except as otherwise expressly provided in this Section 1.08, in addition to being responsible for all Taxes due with respect to all periods prior to October 1, 2001 and all Taxes other than income Taxes prior to the Closing Date (other than as contemplated by Section 1.08(c)) Seller shall be responsible for paying all income tax due on income allocable to the Companies for the period beginning October 1, 2001 and ending on the Closing Date (the "Interim-Period").

                (b) The aggregate Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on the allocation certificate attached hereto as Exhibit E (the "Allocation Certificate") in compliance with Section 1060 of the Code, and Seller and Purchaser shall file all federal, state and local Tax Returns in accordance with the allocation set forth in such Allocation Certificate.

                (c) All costs associated with the payment of stock transfer taxes and fees and other sales, use, purchase, realty transfer, documentary or similar fees and taxes, if any, resulting from the transactions contemplated hereby, including transfer taxes arising from the transfer of the Landmark Assets to Don Galloway, shall be borne equally by Purchaser and Seller.

                (d) To the extent not prepared and filed by Seller prior to the Closing and subject to prior approval of Purchaser (which shall not be unreasonably withheld), Seller shall at its expense prepare and file, cause to be prepared and filed, or file an extension for, all Tax Returns for the Companies for all periods (a) ending on or prior to the Closing Date and (b) beginning before and ending after the Closing Date that are filed after the Closing Date in accordance with applicable federal, state and local Laws. Seller shall, on or before the fifth day prior to the applicable filing date, deliver to Purchaser a copy of each Tax Return described in the preceding sentence. Except as provided in Section 1.09, Purchaser shall be indemnified by Seller in accordance with Section 8.01(a) after payment by any Company of any Taxes with respect to any taxable period (or portion thereof) that ends on or before the Closing Date to the extent not paid, accrued and/or reserved for in accordance with the representation and warranty of Seller set forth in Section 2.10. For purposes of this Section 1.08(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes that are not based upon or related to income, receipts or payroll or otherwise imposed in a manner susceptible to tracking on a daily basis, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of any Tax that is based upon or related to income, receipts or payroll or otherwise imposed in a manner susceptible to tracking on a daily basis, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date.

        1.09 Pre-Tax Income Adjustment. No later than 30 days following the Closing Date, Seller shall deliver to Purchaser a certificate and supporting documentation (collectively, the "Pre-Tax Income Certificate"), prepared by Seller in good faith consistent with past practice, setting forth thereon Seller's calculation of Pre-Tax Income for the Interim Period. "Pre-Tax

Income" means the consolidated net income of the Companies before income taxes and goodwill amortization. Purchaser shall have 15 Business Days after receipt of the Pre-Tax Income Certificate to independently verify that the determination of Pre-Tax Income is accurate and complete and to give written notice of any discrepancies to Seller. If Purchaser and Seller cannot resolve the discrepancies within 10 Business Days after notice of the discrepancies is delivered to Seller, the dispute shall be submitted to arbitration in the manner described in Section 8.02(c), except that the arbitrator shall be a "Big 5" accounting firm agreed to by Purchaser and Seller (or, designated by the American Arbitration Association if Purchaser and Seller cannot agree on such arbitrator within 20 days). At Closing, Seller shall place the sum of $325,000 into escrow (the "Escrow") as provided below. Not withstanding anything to the contrary contained herein, to the extent that 40% of Pre-Tax Income for the Interim Period exceeds $650,000, (i) the Escrow Agent shall pay to Seller, as provided below, all amounts then held in Escrow and (ii) Purchaser shall pay to Seller the amount by which 40% of Pre-Tax Income for the Interim Period exceeds $650,000 (the "Pre-Tax Excess"). Not withstanding anything to the contrary contained herein, to the extent that 40% of Pre-Tax Income for the Interim Period is less than $650,000, (i) the Escrow Agent shall pay to Purchaser from the Escrow the amount by which $650,000 exceeds 40% of Pre-Tax Income for the Interim Period (the "Pre-Tax Deficiency"). In the event that the Escrow is insufficient to pay the Pre-Tax Deficiency, Seller shall pay to Purchaser the amount by which the Pre-Tax Deficiency exceeds the amount of the Escrow. In the event that the Pre-Tax Deficiency is less than $325,000, the Escrow Agent shall promptly deliver to Seller, by wire transfer to Seller's account listed in
Section 11.01, all amounts remaining in the Escrow after payment to Purchaser of the Pre-Tax Deficiency. Such payment by Seller or Purchaser, as the case may be, shall be made within ten Business Days after the earliest to occur of (i) the date on which Purchaser notifies Seller of Purchaser's agreement with the computation of Pre-Tax Income for the Interim Period as reflected on the Pre-Tax Income Certificate delivered by Seller, (ii) the expiration of the 15 day period that Purchaser has to object to the computation of Pre-Tax Income for the Interim Period as reflected on the Pre-Tax Income Certificate without Purchaser having given notice of any discrepancies to Seller or (iii) the date every discrepancy regarding the computation of Pre-Tax Income for the Interim Period is resolved as provided above. The Parties hereby appoint Bilzin Sumberg Dunn Baena Price & Axelrod LLP, as Escrow Agent hereunder (the "Escrow Agent").

        1.10    Further Assurances; Post-Closing Cooperation.

                (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, including deeds and title documentation, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to sell, assign, transfer, convey and deliver to Purchaser full unrestricted and unencumbered record and beneficial right, title and ownership in and to (i) Galloway and the Subsidiaries and (ii) the Landmark Assets, or as otherwise may be necessary to fulfill its obligations under this Agreement.

                (b) Following the Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Companies in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, or (iv) in connection with any actual or threatened Action or Proceeding. Further, Seller agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to Purchaser and Purchaser shall not agree in writing to take possession thereof during the ten (10) Business Day period after such offer is made.

                (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Business or Condition of the Companies not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other Party, such other Party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 11.05.

                (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

        1.11 Closing Balance Sheet and Tax Reconciliation. Not later than forty-five (45) days after the Closing Date, the Seller shall have prepared and delivered to Purchaser (i) the consolidated unaudited consolidated balance sheets of each of the Companies and their respective Subsidiaries, each as of the close of business on the Closing Date (the "Closing Balance Sheets"); and
(ii) a reconciliation of net income under GAAP to taxable income for federal income tax purposes for each of the Companies and their respective Subsidiaries for the period commencing January 1, 2001 through the Closing Date (the "Taxable Income Reconciliation"). The Closing Balance Sheets shall be prepared in good faith in accordance with GAAP consistent with the respective applications of GAAP applied historically on the Financial Statements of such Companies, including the pro rata share of all appropriate year-end accruals. The Closing Balance Sheets and the Taxable Income Reconciliation shall be used solely for Purchaser's internal accounting purposes and shall not result in any adjustment to the Purchase Price or any indemnity Claim hereunder.

        1.12 Benefit of Operations After September 30, 2001. The Parties acknowledge and agree that, except as expressly provided in this Agreement (including Section 1.09), and other than as described on Section 2.31 of the Disclosure Schedule, the intent of this Agreement is that all income and other accretion of net equity, if any, including all increases in cash and cash equivalents, if any, from the Business, Assets and Properties and the operations of the Companies after September 30, 2001 shall inure to the benefit of Purchaser without any reduction by any dividends or other payments or distributions to Seller and/or its Affiliates.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as disclosed in the document of even date herewith executed and delivered by Seller to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Disclosure Schedule"), any exception so disclosed in the Disclosure Schedule to identify the section of this Agreement to which such exception relates, Seller hereby represents and warrants to Purchaser as follows:

        2.01 Legal Existence of Seller, Landmark Fortress. Seller is a limited liability company validly existing under the Laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Landmark is a corporation validly existing and in good standing under the Laws of the State of North Carolina, has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties and is duly qualified, licensed or admitted to do business and, where applicable, is in good standing, in those jurisdictions specified in
Section 2.01 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of Landmark's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by Landmark to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of Landmark. Fortress is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and Landmark have full power and authority to execute and deliver this

Agreement and the Operative Agreements to which it is a Party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the LLC Interests and the Landmark Assets, as applicable. Fortress has full power and authority to execute and deliver the guaranty (the "Guaranty") in the form that is annexed to and constitutes part of this Agreement and to perform its obligations thereunder.

        2.02 Authority. The execution and delivery by each of Seller and Landmark of this Agreement and the Operative Agreements to which it is a party, and the performance by each of Seller and Landmark of its obligations hereunder and thereunder, have been duly and validly authorized by the managing member of Seller, the board of directors of Landmark, and Sunstar Enterprises, LLC, a Delaware limited liability company that owns 100% of the issued and outstanding capital stock of Landmark, no other action on the part of Seller or its members or managers, or Landmark or its sole stockholder or directors, being necessary. This Agreement has been duly and validly executed and delivered by each of Seller and Landmark and constitutes, and upon the execution and delivery by each of Seller and Landmark of the Operative Agreements to which it is a party, the Operative Agreements will constitute, legal, valid and binding obligations of each of Seller and Landmark enforceable against Seller and Landmark in accordance with their terms. The execution and delivery by Fortress of the Guaranty and the performance by Fortress thereunder have been duly and validly authorized by the board of directors of Fortress, no other action on the part of Fortress or its stockholders or directors being necessary. The Guaranty has been duly and validly executed and delivered by Fortress and constitutes the legal, valid and binding obligation of Fortress enforceable against Fortress in accordance with its terms.

        2.03 Legal Existence of Galloway. Galloway and each of its Subsidiaries is a limited liability company validly existing under the Laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Galloway is duly qualified, licensed or admitted to do business and, where applicable, is in good standing, in those jurisdictions specified in
Section 2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of Galloway's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by Galloway to be qualified, licensed or admitted and in good standing could not reasonably be expected to have a material adverse effect on the Business or Condition of the Companies. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the Organizational Documents of Galloway as in effect on the date hereof. Except for the Subsidiaries of Galloway, Galloway does not own, directly or indirectly, any equity, voting, profits or other economic interest in, or any Option with respect to, any corporation, partnership, joint venture, limited liability company or other business association, entity or other Person.

        2.04 LLC Interests. The LLC Interests are the only outstanding membership interests in Galloway, and there are no other outstanding equity or ownership interests in or to Galloway (including any profits or other economic interests), or any outstanding commitments to issue any of the same. Seller owns 100% of the LLC Interests, beneficially and of record, free and clear of all Liens and the LLC Interests are duly authorized, validly issued and fully paid. Except for this

Agreement, there are no outstanding Options with respect to any Company. The delivery of the Galloway Assignment Agreement at the Closing assigning the LLC Interests will transfer to Purchaser good and valid title to the LLC Interests, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

        2.05 Subsidiaries and Landmark. Each Subsidiary is a limited liability company validly existing under the Laws of its jurisdiction of formation, as identified in Section 2.05 of the Disclosure Schedule, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and, where applicable, is in good standing, in those jurisdictions specified in Section 2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by such Subsidiary to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Companies. All of the Subsidiary Interests are owned, beneficially and of record, by Galloway free and clear of all Liens and all of the Subsidiary Interests are duly authorized, validly issued and fully paid. Section 2.05 of the Disclosure Schedule correctly sets forth the capitalization and ownership, both beneficial and of record, of each Company. The Subsidiary Interests are the only outstanding interests in the Subsidiaries, the shares of common stock of Landmark owned by Sunstar Enterprises, LLC are the only outstanding interests in Landmark, and there are no other outstanding equity or ownership interests in or to any of the Subsidiaries or Landmark (including any profits or other economic interests), or any outstanding commitments to issue any of the same. Except as disclosed in
Section 2.05 of the Disclosure Schedule, there are no outstanding Options with respect to any Subsidiary or Landmark. None of the Subsidiaries or Landmark directly or indirectly owns any equity, voting, profits or other economic interest in, or any Option with respect to, any corporation, partnership, joint venture, limited liability company or other business association, entity or other Person. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the Organizational Documents of each of the Subsidiaries and Landmark as in effect on the date hereof.

        2.06 No Conflicts. The execution and delivery by each of Seller and Landmark of this Agreement and the Operative Agreements to which it is a party, and the execution and delivery of Fortress of the Guaranty, do not, and the performance by each of Seller and Landmark of its obligations under this Agreement and such Operative Agreements, and the performance of Fortress under the Guaranty, and the consummation of the transactions contemplated hereby and thereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any Organizational Documents of Fortress, Seller or any of the Companies.

                (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Fortress, Seller or the Companies or any of their respective Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement, the Guaranty or the Operative Agreements or to have a material adverse effect on the Business or Condition of the Companies; or

                (c) except as disclosed in Section 2.06 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or Condition of the Companies or to adversely affect the ability of any of Fortress, Seller or Landmark to consummate the transactions contemplated hereby or by the Operative Agreements or Guaranty to which it is a party or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Fortress, Seller or the Companies to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) upon Fortress, Seller, or the Companies or any of their respective Assets and Properties under, any Contract or License to which Fortress, Seller or the Companies is a party or by which any of their respective Assets and Properties is bound.

        2.07    Governmental Approvals and Filings. Except as disclosed in
Section 2.07 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Fortress, Seller or Landmark is required in connection with the execution, delivery and performance of this Agreement, the Guaranty or the Operative Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Fortress, Seller or Landmark to consummate the transactions contemplated by this Agreement or the Operative Agreements or to perform its obligations hereunder or thereunder, or to have a material adverse effect on the Business or Condition of the Companies.

        2.08 Books and Records. True and complete copies of the minute books and other similar records of each of the Companies have been made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, directors, members, and the managing member, as applicable, of each of the Companies. The general ledgers, books of account and other Books and Records of each of the Companies and the Subsidiaries in respect of its Business are complete and correct in all material respects and have been maintained in accordance with good business practices and on a consistent basis from period to period reflected therein.

        2.09    Financial Statements and Condition.

                (a) Prior to the execution of this Agreement, Fortress has delivered to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Companies as of September 30, 2001 and the related unaudited consolidated statement of income for the nine-month period then ended (collectively, the "Financial Statements"). Except as disclosed in Section 2.09(a) of the Disclosure Schedule, the Financial Statements were prepared from and are in accordance with the respective books and records of the Companies and are in accordance with GAAP (subject to the absence of footnote disclosure and changes resulting from normal year-end adjustments), which changes, in the aggregate, shall not cause such Financial Statements not to fairly present the financial condition and results of operations of the Companies as of September 30, 2001 and for the nine-month period then ended. The financial condition and results of operations of each Subsidiary and Landmark are, and for all periods referred to in this Section 2.09 have been, consolidated with those of Galloway. To the Knowledge of Seller, none of the Companies has any Liability or obligation of any kind or manner which is required to be reflected by GAAP, and which was not accurately reflected in the Financial Statements, except for current liabilities arising in the Ordinary Course of Business of any Company subsequent to September 30, 2001, which are accurately reflected on its books and records in a manner consistent with past practice and are set forth in
Section 2.09(a) of the Disclosure Schedule.

                (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto, including the sale of the Landmark Assets to Don Galloway pursuant to Section 1.02, and except as disclosed in Section 2.09(b) of the Disclosure Schedule, since September 30, 2001, the Companies have been operated in all material respects in the Ordinary Course of Business and there has not occurred: (i) to the knowledge of Seller, any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a material adverse effect on the Business of any Company; (ii) any acquisition, sale or transfer of any material asset of any Company other than in the Ordinary Course of Business;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any Company or any revaluation by any Company of any of its Assets and Properties; (iv) any declaration, setting aside or payment of a dividend or any other distribution with respect to any LLC Interest or Subsidiary Interest or any direct or indirect redemption, purchase or other acquisition by any Company of any of LLC Interest or Subsidiary Interest or any other payment to any Affiliate of any Company other than payments of compensation and reimbursements of expenses in the Ordinary Course of Business; (v) any Contract described in Section 2.16 entered into by any Company, other than in the Ordinary Course of Business and where a true and correct copy of which has been provided to Purchaser, or any material amendment or termination of, or default under, any such Contract to which any Company is a party or by which it is bound; (vi) any amendment or change to any of the Organizational Documents of any Company; (vii) any increase in or modification of the compensation or benefits (monetary or non-monetary) payable or provided or to become payable or provided by any Company to any of their directors, managers, members, partners, officers or employees (as the case may be) other than as to employees in the Ordinary Course of Business (which in the aggregate to all employees does not exceed $25,000; (viii) any material change in the interest rate risk management and hedging policies, procedures or practices of any Company, or any failure to comply with such policies, procedures and practices; or (ix) any agreement by any Company to do any of the things described in the preceding clauses (i) through (viii).

                (c) To the Knowledge of Seller, no Company has any incurred Liabilities other than (i) those set forth or adequately provided for in the Financial Statements, and (ii) those incurred in the Ordinary Course of Business since September 30, 2001 (including the sale of the Landmark Assets to Don Galloway pursuant to Section 1.03(b)). Section 2.09(c) of the Disclosure Schedule sets forth as of December 20, 2001 the principal amount of Indebtedness outstanding, including accrued interest payable and the names and addresses of each borrower, lender and guarantor thereof and a good faith estimate of such information as of the Closing Date. No Indebtedness incurred or increased between September 30, 2001 and the Closing Date shall have been incurred or increased other than in the Ordinary Course of Business for Business purposes.

        2.10    Taxes.

                (a) Each Company has filed or caused to be filed in a timely manner all Tax Returns required to be filed under any United States federal, state or local or any foreign Law pertaining to Taxes and such Tax Returns are in all material respects true, complete and correct. Each Company has paid, within the time and in the manner prescribed by Law, all Taxes required to be shown on such Tax Returns. No Claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                (b) Each Company has paid or accrued on its books and records amounts that are adequate for the payment of all Taxes payable by such Company, whether or not required to be shown on any Tax Return, not yet due and payable, including Taxes for any period that ends on or before the Closing Date and for any period that begins before the Closing Date and ends after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending on the Closing Date. Such accruals have been recorded on the Financial Statements as they related to any period on or prior to September 30, 2001 consistent with GAAP and none of the Companies has any Liability for unpaid taxes accruing after September 30, 2001, other than Taxes arising in the Ordinary Course of Business.

                (c) Each Company has complied in all material respects with all applicable Laws with respect to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from employees and any other third parties and paid over to the proper Governmental and Regulatory Authorities, all amounts required to be so withheld and paid under all applicable Laws.

                (d) There are no outstanding waivers or consents regarding the application of the statute of limitations or extension thereof with respect to any Taxes or Tax Returns of the Companies.

                (e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Companies and, except as set forth in
Section 2.10(e) of the Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed against the Companies or Seller or with respect to any Tax Returns which have not been resolved or paid in full. No material issue has within the last five years been or is currently being asserted by the IRS or other relevant taxing authority in any audit or examination of the Tax Returns of the Companies. None of the Companies has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to federal, state and/or local tax statutes.

                (f) No power of attorney has been granted by any of the Companies or Seller with respect to any matter relating to Taxes or Tax Returns of the Companies which is currently in force.

                (g) No Company has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "sub-section (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by it.

                (h) Except as set forth in Section 2.10(h) of the Disclosure Schedules, none of the Companies has at any time been included in a consolidated, affiliated, combined, unitary or similar Tax Return or a member of any such type of group nor was any such inclusion required nor does any Company have any Liability for Taxes of any other Person as a transferee, successor, by contract or otherwise.

                (i) No Liens are outstanding or have been asserted with respect to any Taxes or Tax Returns of any of the Companies, other than for Taxes not yet due and payable.

                (j) None of the Companies is a party to any agreement providing for the allocation of sharing of Taxes or owes any amount under any such agreement.

                (k) None of the Companies is a party to any agreement that provides for the payment of any amount that would be nondeductible (in whole or in part) pursuant to Section 280G, 162 or 404 of the Code.

                (l) Except as described in Section 2.10(l) of the Disclosure Schedule, none of the Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by any Company and Seller has no Knowledge that the IRS has proposed any such adjustment or change in accounting method.

                (m) Each Company that is a limited liability company is and has always been classified as a disregarded entity from inception for Tax purposes and have never made any elections, by Internal Revenue Service Form 8832 or otherwise, to be treated as a corporation for Tax purposes.

        2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule:

                (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller or the Companies or any of their respective Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the Business or Condition of the Companies; and

                (b) there are no Orders outstanding against or binding upon Seller or the Companies which, individually or in the aggregate with other such Orders, materially adversely affect the Business or Condition of the Companies.

        2.12    Compliance With Laws and Orders. Except as disclosed in Section
2.12 of the Disclosure Schedule, each Company, and each of their respective employees, if any, has complied in all material respects with all applicable Laws, and is not in violation in any material respect of, and has not received any notices of violation with respect to any of such entity's Organizational Documents, or any Law applicable to the conduct, ownership or operation of its Business, any of its Assets and Properties or its employees.

        2.13    Real Property.

                (a) Attached to Section 2.13(a) of the Disclosure Schedule is a true and correct computer printout listing each parcel of real property (by subdivision, lot number and state in which the real property is located) owned by Landmark and the Subsidiaries as of the Closing Date (collectively, the "Real Property"). Landmark and the Subsidiaries have title insurance on all of the Real Property, the title insurance policies for each such parcel of Real Property are attached to such Schedule. Except as disclosed in Section 2.13(a) of the Disclosure Schedule, Landmark and the Subsidiaries are in possession of all Real Property, have not entered into any Contracts relating thereto which would adversely affect title thereto. Except as set forth in the title insurance policies with respect to the Real Property, the Environmental Reports or any section of the Disclosure Schedules, Seller has no Knowledge of any material fact that will prohibit any of the Real Property from being used for general homebuilding purposes. There are no leases, subleases, licenses, concessions or other Contracts, entered into by or known to Seller granting to any Person the right of use or occupancy of any portion of the parcel of Real Property owned or leased by Landmark, Galloway or its Subsidiaries. Galloway does not own any Real Property. .

                (b) Section 2.13(b) of the Disclosure Schedule sets forth a true and accurate description of each real property lease (each a "Lease" and collectively, "Leases") entered into by each of Landmark and the Subsidiaries and states the rent payable under the Lease, any brokerage commissions or similar payments still owing with respect to the Lease, and any security deposit under the Lease, the commencement date of the Lease, the expiration date of the current term under the Lease, a description of each Company's options (if any) to extend the Lease or purchase the property that is the subject of the Lease, and a statement as to whether the Lease requires such Company to obtain the landlord's consent to the transactions contemplated hereby. The applicable Company is the holder of the interest of tenant under each Lease and has not assigned or encumbered its interest in any Lease. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Company that is a party thereto and, to the Knowledge of Seller, of each other Person that is a party thereto, and except as set forth in Section 2.13(b) of the Disclosure Schedule, to the Knowledge of Seller there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Galloway does not lease any real property. There are no leasing, broker's or finder's commissions of any kind due and owing or to become due and owing to anyone by any Company with respect to any of the Leases. None of the Companies has paid and none will pay prior to Closing any prepayment of any rent under any Lease, except for the rental due on the first day of each current month during the term of each Lease and the last month's rent (if required under any Lease). No Company nor, to the Knowledge of Seller, any landlord has made any election to terminate any Lease pursuant to any right, if any, that it might have had prior to or as of the Closing Date to do so and no Company nor, to the Knowledge of Seller, any landlord has any current right to terminate any Lease. To Seller's Knowledge, each Company that is a party thereto has fulfilled all of its duties under each Lease and is not in material default in the performance of any of the provisions of any Lease. Seller has no Knowledge of any Claim under any Lease by any Company against any landlord or by any landlord against any Subsidiary, or of any present defense, offset, deduction or credit under the Lease against rents or other charges due or to become due under the Lease by any Company or any landlord. Seller has no Knowledge of any assignment of the landlord's interest in any Lease or of any prior sale, pledge or other transfer of any Lease or rents under any lease. No Company has assigned any Lease or any portion of the premises under any Lease and does not occupy any premises under any assignment or sublease. All premises under all Leases, to the Seller's Knowledge, comply with all applicable Laws.

                (c) As of the date hereof, no notice of any proceedings has been received, or, to the Knowledge of the Seller, threatened, by an authority having the power of eminent domain to condemn any part of any of the parcels of Real Property.

        2.14 Tangible Personal Property. Each Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used by it in and material to the Business or Condition of the Companies. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.14 of the Disclosure Schedule and is in all material respects in good working order and condition, ordinary wear and tear excepted.

        2.15    Intellectual Property Rights.

                (a) Except as set forth on Section 2.15(a) of the Disclosure Schedule, the Companies are the sole and exclusive owners, or are licensed or otherwise possess legally enforceable and unencumbered rights, as may be appropriate to the subject matter, to use all patents, trademarks, trade names, logos, service marks, domain names, uniform resource locators ("URL's") established under each domain name, all site content displayed, performed, streamed, recorded, played or otherwise made available to a user accessing any site used or developed at such URL's (each a "Web Site"), as digitized or as such Web Site content may be reformatted in all media now known or hereafter developed, links and linking rights, search engine registration rights, metatags, database rights, copyrights and any applications therefor, service marks, Internet list servers, net lists, customer or data subscriber or user lists, schematics, technology, know-how, trade secrets, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas, techniques, methods, algorithms, processes, computer software programs or applications whether in oral, written, graphic, source code, object code or other machine-readable form and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used by the Companies. Except as set forth in Section 2.15(a) of the Disclosure Schedule, no Company has (i) licensed any Intellectual Property in source code form owned by any of them or (ii) entered into any exclusive agreements relating to Intellectual Property.

                (b) Section 2.15(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, domain names, registered and unregistered copyrights, and service marks included in the Intellectual Property and all other Intellectual Property that is material to the Business and Condition of the Companies, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which each Company is a party and pursuant to which any Person is authorized to use any Intellectual Property of the Companies. To the Knowledge of Seller, such Intellectual Property is not being infringed by any other Person and to the Knowledge of Seller, neither Seller nor any Company is infringing any Intellectual Property of any other Person.

                (c) Except as disclosed in Section 2.15(b) of the Disclosure Schedule, to Seller's Knowledge, there is no unauthorized use, improper disclosure, infringement or misappropriation of any Intellectual Property rights of any Company or any Intellectual Property rights of any third party ("Third Party Intellectual Property Rights") to the extent licensed by or through any Company by any third party, including any employee or former employee of any Company or Subsidiary. No Company has entered into any agreement to indemnify any other person against any charge of unauthorized use, improper disclosure, infringement or misappropriation of any Intellectual Property.

                (d) No Company is, nor will it be as a result of the execution and delivery of this Agreement, in breach of or cause a right to terminate any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights.

                (e) To Seller's Knowledge, neither the manufacturing, use, marketing, licensing or sale of any products or services of any Company constitutes an infringement, violation, misappropriation, unauthorized use or improper disclosure of any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of any third party.

        2.16    Contracts.

                (a) Section 2.16(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts to which each Company is a party as of the date hereof:

                        (i) all Contracts pursuant to which each Company is obligated to or has an option to purchase any developed or undeveloped real property;

                        (ii) all partnership, joint venture, shareholders' or other similar Contracts for the acquisition or sale of any securities or any substantial portion of the assets or business of or to any other Person whether completed or pending;

                        (iii) all Contracts (excluding Employee Plans) providing for a commitment of employment or consultation services for any employee, and all Contracts with any labor union representing any of the employees;

                        (iv) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of any Company, or to Seller's Knowledge, any of their respective officers, directors, managers, members or, employees to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with either Company or any confidentiality, secrecy or non-disclosure Contract (provided that for purposes of this Agreement Seller shall be deemed to have Knowledge of any Contract to which any Company is a party);

                        (v) any Indebtedness, indenture, mortgage, note, loan agreement, equipment financing agreement, installment obligation, or other contract, agreement or instrument relating to Indebtedness of any Company in excess of $50,000, any currency exchange, commodities or other hedging arrangement or any letter of credit;

                        (vi) any continuing Contract for the purchase of materials, supplies, equipment, services or data involving in the case of any such contract or agreement more than $50,000 over the life of the Contract; except for any Contract (each, an "Inventory Contract") for the acquisition by a Company of materials or labor in the Ordinary Course of Business with a term of not longer than six (6) months and an aggregate Contract price of not more than $50,000 over the life of such Contract;

                        (vii) any contract or agreement for capital expenditures in excess of $50,000 individually or in the aggregate over the life of the Contract with other similar contracts or agreements, other than an Inventory Contract;

                        (viii) all Contracts relating to the future disposition or acquisition of any Assets and Properties material to the Business or Condition of the Companies, other than dispositions or acquisitions in the Ordinary Course of Business;

                        (ix) any Contract that expires, or may be renewed at the option of any Person other than a Company so as to expire more than six months after the date of this Agreement, or which is not terminable by such Company on sixty or fewer days' notice at any time without penalty, and involves the receipt or payment by a Company of more than $50,000 during any twelve month period, other than an Inventory Contract;

                        (x) any Contract involving payments during any twelve-month period of $50,000 or more, pursuant to which a Company is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                        (xi) any Contract of guarantee, support, maintenance agreement, indemnification, reimbursement, contribution, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

                        (xii) any clearing agency, investment banking, placement, broker or similar agreement;

                        (xiii) any agreement with any Governmental Entity, other than zoning or land use agreements entered into in the Ordinary Course of Business;

                        (xiv) any continuing Contract with customers for the sale of homes or the provision of services including the name, address, contract date and contract price;

                        (xv) any product and/or service warranties, price protection or return agreement or written policy or any similar written undertaking by or for which a Company remains responsible to perform (a form of each of the foregoing, both as currently used and any that were previously entered into and currently in effect, will be sufficient);

                        (xvi)   any material consulting agreement;

                        (xvii) any material distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, marketing or similar agreement; and

                        (xviii) Other than leases listed in Section 2.13(b) of
                the Disclosure Schedule, Inventory Contracts or Employee Plans,
                (A) any material Contracts not
                otherwise disclosed in the Disclosure Schedule that would be terminable other than by a Company as to which such Company would be in breach or (B) any agreement that provides for the payment of money, accelerates or increases benefits, vesting or compensation or entitles any Person to take actions or receive benefits or payments or otherwise triggers obligations as a result of the purchase by Purchaser of any of the LLC Interests or the Subsidiary Interests from Seller or consummation of any of the transactions contemplated by this Agreement that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to a Company of more than $50,000 within any twelve month period.

                (b) Each of the Companies has performed all of the material obligations required to be performed by them under each Contract listed in
Section 2.16(a) of the Disclosure Schedule, and each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of either Company, as the case may be, and, to the Knowledge of Seller, of each other party thereto; and except as disclosed in Section 2.16(b) of the Disclosure Schedule, no Company nor, to the Knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of the Companies. To the Knowledge of Seller, there are no unwritten obligations or agreement or course of dealings contrary in any material respect to the specific terms and provisions of any Contract described in this Section. True, correct, and complete copies of all Contracts described in this Section 2.16(a) have been delivered to Purchaser.

        2.17 Licenses. Section 2.17 of the Disclosure Schedule contains a true and complete list of all Licenses used in Business or Condition of the Companies. To the Knowledge of Seller, no Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License, except where such defaults would not reasonably be expected to be materially adverse to the Business or Condition of the Companies. To the Knowledge of Seller, there are no circumstances that indicate that any of the Licenses may be revoked or not renewed or withdrawn or (except to an immaterial extent) amended in whole or in part.

        2.18 Affiliate Transactions. Except as disclosed in Section 2.18 of the Disclosure Schedule, (i) neither Seller nor any officer, director, manager (with respect to any limited liability company) employee, member, partner or agent or Affiliate of Seller or any of their respective Affiliates or any member of the immediate family of any of them is indebted to, has any duties or obligations to or provides or causes to be provided any assets, services or facilities to any Company, and (ii) no Company is indebted to, has any duties or obligations to or provides or causes to be provided any assets, services or facilities to Seller or any of its officers, directors, managers, employees, members, partners or agents or Affiliates (other than any Company) or any member of the immediate family of any of them. There is no agreement or other arrangement or transaction involving or between or among any Company, on the one hand, and Seller or any director, officer, employee, manager, member, partner or agent of any Company or any Affiliates or any member of the immediate family thereof, on the other hand. Neither Seller nor any director, officer, employee, manager, member, partner or agent of a Company or any of its Affiliates (other than a Company) has any rights with respect to any of Indebtedness set forth on Section 2.09(c) of the Disclosure Schedule.

        2.19    Labor Relations.


                (a) To the Knowledge of Seller, the Companies are in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. The Companies have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. No Company is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Section 2.19(a) of the Disclosure Schedule, there are no pending Claims against either Company under any workers compensation plan or policy or for long term disability. No Company nor any of its ERISA Affiliates have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not, individually or in the aggregate, have a material adverse effect on the Business or Conditions of the Companies. No Company is a party to any collective bargaining agreement or other labor union contract; nor to the Seller's Knowledge are there any activities or proceedings of any labor union to organize any such employees. To the Seller's Knowledge, no employees of the Companies are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Company because of the nature of the Business conducted or presently proposed to be conducted by of them or to the use of trade secrets or proprietary information of others; provided that Seller shall be deemed to have Knowledge of all Contracts to which any Company is a party. No employees of the Companies have given notice to any of them, that any such employee intends to terminate his or her employment with any Company; provided, however, that David Guy and Tim Samuels have terminated their employment with Galloway and any and all of the Companies effective immediately prior to the Closing Date.

                (b) Section 2.19(b) of the Disclosure Schedule sets forth a true and complete list of all employees of the Companies as of no earlier than October 31, 2001, which list includes each employee's name, title (if any), department, date of hire, current annual salary and whether such employee has executed an employment or other employment related agreement with the Companies.

        2.20    Environmental Matters.

                (a) Prior to the date hereof, Seller has delivered to Purchaser all written environmental studies, audits, tests, analyses or other reports (the "Environmental Reports") that are in its possession in relation to any site or facility now or previously owned, operated or leased by any Company. A copy of each Environmental Report is attached to Section 2.20 of the Disclosure Schedule.

                (b) To the Knowledge of Seller (provided that for purposes of this Agreement Seller shall be deemed to have Knowledge of any and all written notices received by Seller or any Company and any and all pending Actions or Proceedings against Seller and/or any Company), (i) no methylene chloride or asbestos is present at or has been used at or released from the Improvements; (ii) all Hazardous Materials generated by or under the control of the Companies or by any other party have been disposed of in accordance with all applicable Environmental and Safety Laws; (iii) neither Seller nor the Companies have received notice (verbal or written) of any noncompliance of any real property of a Company or any of the Companies' past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the Seller's Knowledge, threatened, relating to a violation by the Companies of any Environmental and Safety Laws; (v) neither Seller nor any Company has been notified (either orally or in writing) that a Company is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Improvements or any Property; (vii) there have not been in the past, and are not now, any underground tanks in violation of any applicable Environmental and Safety Laws at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Improvements or any equipment on the Property;
(ix) there is no formaldehyde on the Property or on any real property of the Companies, nor any insulating material containing urea formaldehyde thereon; and
(x) there have not been in the past, and are not now pending or threatened, any Actions with respect to mold in any homes sold or pending sale by the Companies.

                (c) Except as disclosed in Section 2.11 of the Disclosure Schedule or in the Environmental Reports, there are no pending or, to the Knowledge of Seller, threatened Actions or Proceedings which involve environmental claims against any Company.

        2.21 Brokers. Except for UBS Warburg LLC, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser or any Company for a finder's fee, brokerage commission or similar payment.

        2.22    Employee Benefit Plans(a) (a) Section 2.22 of the Disclosure
Schedule is a true and complete list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee, an officer or director (or comparable position) and any material stock (or other equity) option, stock (or other equity) purchase, phantom stock (or other equity), stock (or other equity) appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, fringe benefit plans, programs or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, employee benefit plans, programs, practices, policies or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of any Company and that do not generally apply to all employees, and
(v) any material current or former employment or executive compensation, severance, change in control or make whole agreements, written or otherwise under which any current or former employee, officer, independent contractor, agent or consultant of Galloway or Landmark has or is entitled to receive any benefits (each, an "Employee Plan"; collectively, the "Employee Plans").

                (b) Seller has furnished to Purchaser a copy (or a written description with respect to any unwritten plan) of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and have, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the three most recent Form 5500 reports filed. Except with respect to the Fortress 401(k) Plan, any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter has not occurred or the Employee Plan is a standardized prototype plan. Seller has also furnished Purchaser with the most recent IRS determination letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code
Section 401(a).

                (c) (i) None of the Employee Plans promises or provides material retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a material adverse effect on the Business or Condition of the Companies; and (iii) except as would not have, in the aggregate, a material adverse effect on the Business Condition of the Companies: (A) each Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all Laws (including ERISA and the Code), including any and all filings with governmental entities with respect to each Employee Plan, and each Company or any trade or business (whether or not incorporated) which is treated as a single employer with any Company or Subsidiary (an "ERISA Affiliate") within the meaning of Section 414(b), (c) (m) or (o) of the Code have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and Seller has no Knowledge of any default or violation by any other party to, any of the Employee Plans; (B) no Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (C) all material contributions required to be made by each Company or any ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years and all required payments from each Employee Plan have been made; (D) all outstanding obligations or payments for services performed or accrued vacation, personal days, sick days, holiday pay, earned commissions, accrued bonuses or other benefits (monetary or non-monetary) owed to any present or former employee, officer, consultant or director who is a Galloway

Employee have been paid when due or accrued on the books of the applicable Company and, to the extent required by GAAP, are reflected in the Financial Statements; and (E) no suit, investigation, Claim, administrative proceeding, action or other litigation has been brought, or to the Seller's Knowledge is threatened or anticipated, against or with respect to any such Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, and, to the Seller's Knowledge, there are no facts that could give rise to any material Liability in the event of any such suit, investigation, Claim, proceeding, action or other litigation. Neither any Company nor any ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither any Company nor any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, nor does it have any Liability with respect to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                (d) With respect to each Employee Plan, each applicable Company and each of its ERISA Affiliates have complied in all material respects with (i) the applicable health care continuation and notice provisions of the COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that any such failure to comply would not, in the aggregate, have a Material Adverse Effect on such Company or Subsidiary, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on such Company.

                (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee, director, member, partner, manager, officer or other service provider of any Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, or incentive retention or other bonus or otherwise), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Employee Plan.

                (f) There has been no amendment to, or written interpretation or announcement (whether or not written) by any Company or any ERISA Affiliate relating to any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the fiscal year of the applicable Company ended December 31, 2000, for which Don Galloway will have any material liability following the Closing.

        2.23 Insurance. Except for the Lakeridge Litigation, there is no material Claim pending under any policies, insurance or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds carried by the Companies. All premiums due and payable under all such policies and bonds have been paid when due and each Company is otherwise in compliance in all material respects with the terms of such policies and bonds. Seller has no Knowledge of any threatened termination of, nor received notice of any material premium increase with respect to, any of such policies. Section
2.23 of the Disclosure Schedule sets forth all policies of insurance and bonds owned by or as to which each Company is a beneficiary or pays all or any portion of the premium therefore (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts (including the amounts of the deductibles still outstanding) and expiration date). The Companies or the Fortress Group have continuously maintained property and casualty and liability insurance on the Companies' Assets and Properties since obtaining title to or leasing same, such policies are in full force and effect and all premiums thereunder have been paid to the extent due, no notice of cancellation has been received with respect thereto and, to the Knowledge of the Seller, no such cancellation has been threatened. No Company has made any Claim under any of the title insurance policies relating to any of its Real Property.

        2.24 Suppliers. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser lists of each Company's material suppliers, that are true and complete in all material respects. To the Knowledge of Seller, no such material supplier of a Company intends to cease to do business with any of them, after, or as a result of, the consummation of any transaction contemplated hereby.

        2.25    Receivables; Payables.


                (a) The accounts receivable, including receivables relating to escrow accounts ("Receivables") set forth in the Financial Statements constitute all of the receivables of the Companies and the Subsidiaries as of the respective dates thereof. All of each Company's Receivables arose from valid sales and bona fide transactions in the Ordinary Course of Business of such Company.

                (b) The Receivables, as reflected in the Financial Statements and subsequent thereto through the date hereof are to the Seller's Knowledge the genuine, valid and legally enforceable obligations of the account debtor thereunder and are not actually or contingently subject to any set-off or other defense on the part of such account debtor, or to any Claim on the part of such account debtor denying Liability thereunder, except as provided in the Financial Statements for bad debts;

                (c) All accounts payable and other Liabilities reflected in the Financial Statements arose or will have arisen in the Ordinary Course of Business of each Company's Subsidiary's Business. A true, complete and correct schedule of all accounts payable relating to or arising out of the operation of each Company's and each Subsidiary's Business as of October 30, 2001 (or a more current date) showing thereon any accounts payable which are 30-, 60-, 90- or over-90 days past due and, with respect to any accounts payable of $10,000 or more owed to any one vendor which are over-90 days past due, accompanied by an explanation as to why such amount is overdue, has been delivered to Purchaser.

        2.26 Bank and Securities Accounts. Section 2.26 of the Disclosure Schedule contains a true and complete list of the names and addresses of (a) all bank, investment and securities accounts of the Companies, together with the names of all persons authorized to draw thereon or withdraw therefrom, and (b) all Persons to whom powers of attorney have been granted by each Company. The cash and securities held in such accounts are not subject to restrictions or limitations as to withdrawals, margin balances or compensating balances. Section
2.26 of the

Disclosure Schedule also includes all accounts, deposits or safe deposit boxes of the Companies and the names of all Persons authorized to draw on such accounts or deposits or to have access to such safe deposit boxes. The books of account of each Company and each Subsidiary show all checks and drafts outstanding, and there are sufficient funds in the bank accounts listed on
Section 2.26 of the Disclosure Schedule to pay any and all checks or drafts presented, or outstanding, but not yet presented on said accounts.

        2.27 Real Estate Inventory. With respect to the real estate inventory included on the Financial Statements, the number of home sites owned or controlled by the Companies in each community and the deferred purchase prices owed with respect to each real property owned or optioned by each Company is, as of September 30, 2001, as set forth on Section 2.27 of the Disclosure Schedule, which shall be updated to be effective as of the Closing Date.

        2.28 Product Warranty and Liability. To the Knowledge of Seller, except as set forth on Section 2.28 of the Disclosure Schedule, neither Seller nor any Company, as of September 30, 2001, had any Liability for replacement of any products manufactured, sold, leased or delivered by a Company or other damages in connection therewith, except as set forth on the balance sheet included in the Financial Statements. To the Knowledge of Seller, except as set forth in Section 2.28 of the Disclosure Schedule, (i) no product manufactured, sold, leased, or delivered either by a Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale; and (ii) during the 10 years prior to the Closing Date, no homes have been sold with an exterior insulation finishing system (commonly known as "eifs" or "synthetic stucco"). Section 2.28 of the Disclosure Schedule includes copies of the standard terms and conditions of sale of residential homes for each Company (containing applicable guaranty, warranty, and indemnity provisions). To the Knowledge of Seller, no Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Companies in the course of operating the business of the Companies.

        2.29 Payments. Neither Seller, a Company, nor, to the Seller's knowledge, any director, officer, manager, member, partners, or employee thereof, has ever, directly or indirectly, on behalf of or with respect to the Companies, had any transactions or payments which are not recorded in the Companies accounting books and records or disclosed in its financial statements, or had any off-book bank or cash accounts or "slush funds."

        2.30 Representations Complete. To the Knowledge of Seller, none of the representations or warranties made by Seller herein or in any schedule hereto, including the Disclosure Schedule, or certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contain or will contain at the Closing any untrue statement of a material fact or contain a material factual omission.

        2.31    No Dividends or Distributions. Except as set forth on Section
2.31 of the Disclosure Schedule, since September 30, 2001, no Company has declared or paid any dividend on or make any other distribution (whether in cash, equity or property) in respect of any of its equity interests or split, combine or reclassify any of its equity interests, or issue or authorize the issuance of any other securities in respect of or call or repurchase or otherwise acquire, directly or indirectly, any of its equity interests or grant any options, stock or equity appreciation rights or other rights to acquire securities of the Companies in lieu of or in substitution for any of its equity interests or made any payment to any Affiliate of any Company (other than a Company) other than payments of compensation and reimbursements of expenses in the Ordinary Course of Business.

        2.32 Entire Business. The sale of the Landmark Assets by Landmark to Galloway and the assumption of the Liabilities from Landmark by Galloway pursuant to this Agreement will effectively convey to Galloway, and, in turn, at Closing indirectly to Purchaser, the entire Business and all of the tangible and intangible property used by Landmark (whether owned, leased or held under license) in connection with the conduct of the Business as now conducted.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        3.01 Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Assumption Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

        3.02 Authority. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

                (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

                (c) except as disclosed in Schedule 3.03 hereto or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

        3.04    Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

        3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

        3.07 Financing. Purchaser has sufficient cash and/or available credit facilities to pay the Purchase Price, to pay all amounts due and owing to each of the banks listed on Section 2.09(c) of the Disclosure Schedule, and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                    COVENANTS

        4.01 Regulatory and Other Approvals. From and after the date hereof and until the Closing Date, Seller and Purchaser will (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to each other in connection with the performance of their obligations under this Section 4.01.

        4.02 Investigation by Purchaser. Seller will, and will cause Galloway and any Subsidiary to, (i) provide Purchaser and its counsel, accountants and financial advisors (together,

"Representatives") with full access, upon reasonable prior notice and during normal business hours, to the management of the Companies and to Seller's accountants, and to the Assets and Properties and Books and Records of the Companies, but only to the extent that such access does not unreasonably interfere with the business and operations of the Companies, and (ii) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, and other Books and Records) concerning the business and operations of the Companies as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to the Companies or by which any of their respective Assets and Properties is bound, provided that in each event the fact that a particular desired access shall cause any such violation shall be immediately communicated in writing to Purchaser. All requests made by Purchaser or its Representatives for access pursuant to the preceding sentence shall be directed only to George Yeonas, Jeffrey Shirley or David Guy.

        4.03 Conduct of Business. Without limiting in any way any rights of Purchaser under Article V, during the period from the date of this Agreement to the Closing Date, or until this Agreement has been terminated in accordance with its terms, except as (i) otherwise consented to by Purchaser in writing, or (ii) permitted or contemplated under this Agreement, each of Seller, Don Galloway and Landmark, jointly and severally, shall:

                (a) cause each Company to carry on its business solely in the Ordinary Course of Business, to pay Indebtedness and Taxes when due subject to good faith disputes over same, to pay and perform other obligations and agreements when due, and to use commercially reasonable efforts to keep available the services of its present officers and employees and to preserve intact each Company's present business organization and its relationships with customers, suppliers, distributors, licensors, licensees and others having business relations with it;

                (b) ensure that no Company declares or pay any dividends on or make any other distributions (whether in cash, equity or property) in respect of any of its equity interests or split, combine or reclassify any of its equity interests, or issue or authorize the issuance of any other securities in respect of or call or repurchase or otherwise acquire, directly or indirectly, any of its equity interests or grant any options, stock or equity appreciation rights or other rights to acquire securities of any Company in lieu of or in substitution for any of its equity interests;

                (c) ensure that no Company enters into any Contract described in Section 2.16 (including operating leases), or violates, amends or otherwise modifies or waives any of the terms of any of its Contracts described in Section 2.16, other than in the Ordinary Course of Business, and in no event shall any contract, commitment, amendment, modification or waiver involve payments by any Company of amounts in excess of one hundred thousand dollars ($100,000);

                (d) ensure that no Company adopts or amends any Employee Plan, or hires any new management, supervisory or officer level employee, pays any bonus or remuneration (other than salary in the Ordinary Course of Business and any obligation existing pursuant to and consistent with a written agreement provided to Purchaser) to any employee, director, manager or partner, or increases the salaries or wage rates of any of the same;

                (e) ensure that no Company (i) incurs any Indebtedness for borrowed money, other than in the Ordinary Course of Business pursuant to existing Indebtedness described in Section 2.09(c) of the Disclosure Schedule,
(ii) assumes, guarantees, endorses or otherwise as an accommodation becomes responsible for the obligations of any other Person or (iii) cancels, releases, assigns or modifies any material amount of Indebtedness of any other Person or entity;

                (f) ensure that no Company grants to any employee any increase in compensation or enters into any new, or modifies or amends any existing, employment agreement with any employee, other than as set forth in this Agreement;

                (g) ensure that no Company transfers to any person or entity any rights to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the Ordinary Course of Business;

                (h) ensure that no Company enters into or amend any Contracts pursuant to which any other party is granted exclusive rights of any type or scope with respect to any of its products or technology;

                (i) ensure that no Company makes or changes any material election in respect of Taxes, adopts or changes any accounting method in respect of Taxes, files any material Tax Return or any amendment to a material Tax Return except in the Ordinary Course of Business, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (j) ensure that no Company makes any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP or applicable statutory accounting principles;

                (k) ensure that no Company grants any severance or termination pay (i) to any director, officer, manager (with respect to the LLC) or partner or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed to Purchaser prior to the date hereof, other than any severance or termination payments in the Ordinary Course of Business to non-management employees that do not exceed $25,000 in the aggregate;

                (l) ensure that no Company reduces the amount of any insurance coverage provided by existing insurance policies;

                (m) ensure that no Company sells, leases, licenses or otherwise disposes of or encumbers any of its property or assets which are material, individually or in the aggregate, to the Business of any Company;

                (n) causes each Company to comply with all applicable Laws, decrees and authorizations of all Governmental or Regulatory Authorities relating to such Company, its assets or the conduct of its Business, the failure of which to comply would have a material adverse effect;

                (o) not, and ensure that no Company does, amend, modify, alter or rescind in any respect or for any reason any of the Organizational Documents of any Company or elect or appoint any new or additional (i) director, officer or manager of any Company;

                (p) ensure that no Company pays, discharges or satisfies in an amount in excess of $50,000 in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

                (q) ensure that no Company makes any capital expenditures, capital additions or capital improvements except in the Ordinary Course of Business or that does not exceed $50,000 in the aggregate;

                (r) ensure that no Company commences any action, suit or proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its Business, provided that it consults with Purchaser prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement or related agreements;

                (s) ensure that no Company acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquires or agrees to acquire any assets which are material, individually or in the aggregate, to any Company, or acquires or agrees to acquire any equity securities of any Person other than investments in money market funds and certificates of deposit in the Ordinary Course of Business; and

                (t) not, and ensure that no Company does, take or agree in writing or otherwise to take, any of the actions described in Sections 4.03(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent them from performing or cause them not to perform their covenants hereunder.

        4.04 Consents with Respect to Landmark Assets. To the extent that any asset is not assignable without the consent of another party, Seller, Landmark and Purchaser shall use their commercially reasonable efforts to obtain the consent of such other party to the assignment of any such asset to Don Galloway. If any such consent shall not be obtained on or prior to the Closing Date, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Don Galloway under the relevant asset, including enforcement at the cost and for the account of Purchaser of any and all rights of Landmark against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

        4.05 Fulfillment of Conditions. Seller and Purchaser will (i) execute and deliver at the Closing the Assignment Agreements, the Assumption Agreement and each certificate, document and instrument that Seller and Purchaser are required hereby to execute and deliver as a condition to the Closing, (ii) take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other's conditions to the obligations of the other contained in this Agreement, and (iii) not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        4.06 Payment of Bank Debt. Purchaser shall pay off all amounts due and owing to each of the banks in the amounts listed on Section 2.09(c) of the Disclosure Schedule as updated on the Closing Date, provided that all increases to Indebtedness and new Indebtedness incurred after September 30, 2001 have been incurred in the Ordinary Course of Business for Business purposes of the Companies.

        4.07 No Other Negotiations. Each of Seller and Landmark agrees that, between the date hereof and the Closing Date, they (and each of them) will not (and/or will cause each Company not to) (i) enter into any Contract with a third party with respect to the acquisition, directly or indirectly (by merger or otherwise), of any Company or all or a portion of its assets and property or any of the LLC Interests or any other equity interest, (ii) enter into negotiations with a third party regarding such an agreement or transaction or solicit, initiate or encourage (including by way of furnishing information) or facilitating in any manner any such transaction, or (iii) provide a third party with access to any Company's books, records or employees for the purpose of enabling such third party to conduct a purchase investigation of any Company's legal, financial or business condition or otherwise. Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

        4.08 Preservation of Business. Seller and each Company will use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, except for nonmaterial changes.

        4.09 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles II and III. No disclosure by any Party pursuant to this Section 4.09, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        4.10 Cooperation. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Companies from maintaining the same business relationships with Purchaser and the Companies after the Closing as it maintained with the Companies prior to the Closing. Seller will refer all customer inquiries relating to the Businesses to Purchaser from and after the Closing.

                                   ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder to purchase the LLC Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        5.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date in all material respects, except to the extent such representation and warranty is qualified as to materiality or material adverse effect in which case it shall be true and correct, as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

        5.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

        5.03 Officers' Certificates. Seller shall have delivered to Purchaser a certificate confirming the satisfaction of the conditions set forth in Sections 5.01 and 5.02. Additionally, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller (the "Seller Officer's Certificate"), which shall include, (i) copies of the Organizational Documents of Galloway and the Subsidiaries, (ii) copies of resolutions of the board of managers of Seller, approving the execution, delivery, and performance of this Agreement, (iii) copies of the resolutions of the board of directors of Fortress approving the execution, delivery and performance of the Guaranty; (iv) incumbency certificates setting forth the names, offices, and signatures of all of the officers or members signing on behalf of Seller; and (v) good standing (or similar qualification) certificates issued as of a date within 10 days prior to the Closing Date for each Company, Seller and Fortress issued by the Secretary of State of its state of organization and each other state in which any Company is doing business. All certificates shall be in form and substance reasonably acceptable to Purchaser and Purchaser's counsel.

        5.04 Landmark Assets. The Landmark Assets and the Assumed Liabilities shall have been transferred to Galloway immediately prior to the Closing pursuant to the Landmark Assignment Instruments and the Landmark Assumption Agreement duly executed and delivered by the parties thereto.

        5.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

        5.06 Assignment Agreements. Seller shall have executed and delivered to Purchaser the Assignment Agreement.

        5.07 Legal Opinion. Purchaser shall have received an opinion from counsel to Seller, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto.

        5.08 Resignation of Officers. Purchaser shall have received the resignation of each director and manager of Galloway and its Subsidiaries.

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

        5.09 Transition Agreement. Fortress shall have executed and delivered to Purchaser the Transition Agreement.

        5.10    Consents. All of the third party consents specified in Section
5.10 of the Disclosure Schedule shall have been procured.

        5.11 Litigation. No Action or Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, law, decree, ruling, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own such of the Assets and Properties that are material to the operation of the Business, or to operate the portion of the Business conducted by it which is material (and no such injunction, judgment, Order, decree, ruling, law or charge shall be in effect).

        5.12 No Material Adverse Change. Since the date hereof, (A) there shall have occurred no material adverse change in the Business or the Assets and Properties, whether or not arising from transactions in the Ordinary Course of Business of Seller or the Companies; and (B) neither the Assets and Properties nor the Business shall have been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, terrorist act, explosion or other calamity or casualty or any strike, labor disturbance, riot, act of God or the public enemy.

        5.13 Fortress Guaranty. Fortress shall have executed and delivered the Guaranty.

                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF SELLER

        The obligations of Seller hereunder to sell the LLC Interests are subject to the fulfillment, at or before the Closing (except with respect to Section 6.06, which shall be required to be met immediately upon Closing), of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

        6.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        6.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        6.03 Officers' Certificates. Purchaser shall have delivered to Seller a certificate confirming the satisfaction of the conditions set forth in Sections 6.01 and 6.02. Additionally, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser (the "Purchaser Officer's Certificate"), which shall include, (i) copies of the Organizational Documents of Purchaser, (ii) copies of resolutions of the board of directors of Purchaser approving the execution, delivery, and performance of this Agreement, and (iii) incumbency certificates setting forth the names, offices, and signatures of all of the officers signing on behalf of Purchaser.

        6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

        6.06 Financing. Concurrently with the Closing, (i) Purchaser shall have paid off all amounts due and owing to each of the banks listed on Section 2.09(c) of the Disclosure Schedule, and (ii) such banks shall have delivered to Seller release and discharge letters with respect thereto in form and substance satisfactory to Seller on or prior to the Closing Date.

                                  ARTICLE VII

                       SURVIVAL; NO OTHER REPRESENTATIONS

        7.01 Survival of Representations, Warranties, Covenants and Agreements. Except for actions constituting fraud or willful or intentional misrepresentation, the Retained Liabilities or the representations and warranties set forth in Sections 2.10, 2.18, 2.21, 2.22 and 2.31 (each of which shall survive the Closing until the expiration of the applicable statute of limitations), the representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing until eighteen months from the Closing Date, except that any representation or warranty that would otherwise terminate will continue to survive if an Indemnity Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid Claim under Article VIII on or prior to eighteen months from the Closing Date, until the related Claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII.

        7.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Agreement and in any certificate delivered pursuant to Section 5.03. In particular, Seller makes no representation or warranty to Purchaser with respect to (i) the information set forth in the Information Memorandum prepared by UBS Warburg LLC, dated September 2001, or (ii) any financial projection or forecast relating to the Business or Condition of the Companies. With respect to any projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no Claim against Seller or its Affiliates with respect thereto.

                                  ARTICLE VIII

                                 INDEMNIFICATION

        8.01    Indemnification.

                (a) Subject to paragraph (c) of this Section and the other Sections of this Article VIII, Seller shall indemnify Purchaser and its Affiliates and their respective directors, officers and employees (collectively, "Purchaser Indemnified Parties"), in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of:

                        (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement (without regard to any qualification for materiality or material adverse effect);

                        (ii)    the Lakeridge Litigation;

                        (iii)   the Lightkeepers Litigation;

                        (iv)    the Retained Liabilities;

                        (v) except as set forth in Sections 1.08(c) and 1.09, any Liability of any of the Company or Subsidiary for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date);

                        (vi) any Liability of any Company or Subsidiary for the unpaid Taxes of any Person (including the Seller and its Affiliates) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, except to the extent reflected on the balance sheet that is part of the Financial Statements;

                        (vii) the termination of the employment of David Guy and Tim Samuels (other than as set forth in Section 1.06 or in Section 1.06 of the Disclosure Schedule); and/or

                        (viii) any default of Don Galloway under any of the Named Land Purchase Contracts to the extent such default existed as of the Closing Date; provided, however, that the Purchaser Indemnified Parties shall not be deemed to have suffered a Loss and shall not be entitled to indemnity as a result of the forfeiture or loss of the binder deposit under any of the Named Land Purchase Contracts.

                (b) Subject to the other Sections of this Article VIII, Purchaser shall indemnify Seller and its Affiliates and each of their respective directors, stockholders, officers, managers (with respect to any limited liability company) and employees (collectively, "Seller Indemnified Parties"; and each of the Purchaser Indemnified Parties and the Seller Indemnified Parties, an "Indemnified Party"), in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

                (c) Except in the event of fraud or intentional or willful misrepresentation, no amounts of indemnity shall be payable as a result of any Claim in respect of a Loss arising under paragraph (a)(i) and (a)(viii) of
Section 8.01, other than a breach of any of Sections 2.10, 2.18, 2.21, 2.22 and 2.31, which shall not be subject to any minimum amount of Losses:

                        (i) (A) unless, with respect to any claim, such claim involves Losses in excess of $10,000;

                                (A)     unless, until and then only to the
                extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $200,000 in the aggregate, provided that upon suffering Losses in the amount of $200,000, only Losses suffered in excess of the first $100,000 shall be indemnified hereunder;

                                (B) if and to the extent that the Purchaser Indemnified Parties have received payments in respect of Claims made under such paragraph of $5,000,000 or less in the aggregate; and

                                (C) unless the Purchaser Indemnified Party has given the Indemnifying Party an Indemnity Notice with respect to such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, (x) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (y) in any event prior to eighteen months from the anniversary of the Closing Date, except with respect to any claim that survives such 18 month period pursuant to Section 7.01, in which case an Indemnity Notice with respect thereto shall have been given prior to the time that such claim expires.

        8.02    Method of Asserting Claims.

                (a) In the event any Claim in respect of which an Indemnified Party might seek indemnity under this Section 8.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any of its Affiliates (a "Third Party Claim"), then such Indemnified Party shall give written notice (accompanied by a copy of all papers served, if any) with reasonable promptness to the Indemnifying Party of such Third Party Claim (a "Claim Notice"), provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.02, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Indemnifying Party shall have 30 days after the personal delivery or mailing of the Claim Notice, whichever is later (the "Notice Period"), to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, in case any such action is brought against an Indemnified Party, the Indemnifying Party will have the right to assume and control the defense of such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party provided that (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently (collectively, the "Indemnifying Party Conditions"). In any event where the Indemnifying Party Conditions have not been met, the Indemnifying Party shall nevertheless be entitled to participate in such defense at the Indemnifying Party's expense. The Indemnified Party shall not settle, compromise or discharge a Claim for which it is indemnified by an Indemnifying Party or admit to any Liability with respect to such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such Claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof or enter into any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full. If the Indemnifying Party timely elects to assume and control the defense of such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense of such Third Party Claim; provided that the Indemnified Party may participate in such defense at the Indemnified Party's expense. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, or any of the Indemnifying Conditions is or becomes unsatisfied,
(A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (provided that the Indemnified Party obtains the written consent from the Indemnifying Party in connection therewith which consent shall not be unreasonably withheld), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article V; provided, however, that the Indemnifying Party will not be obligated to pay the fees and expenses of counsel of more than one law firm representing the Indemnified Parties with respect to such Claim. Any payments by any party pursuant to this Article V shall be treated as an adjustment to the Purchase Price for all Tax purposes.

                (b) In the event of any Claim or demand, including Third Party Claims, in respect of which an Indemnified Party might seek indemnity under this Section 8.02, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within 30 day period following its receipt of such Indemnity Notice (the "Dispute Period") as to whether the Indemnifying Party disputes its liability to the Indemnified Party hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Claim described in such Indemnity Notice, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the Claim described in such Indemnity Notice, the Loss specified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnifying Party under this
Section 8.02 and the Indemnifying Party shall pay the amount of such Loss, when it has been finally determined, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days following the Indemnified Party's receipt of a written notice from the Indemnifying Party disputing such Claim, such dispute shall be finally settled by arbitration in accordance with paragraph (c) of this Section 8.02.

                (c)     Any dispute submitted to arbitration pursuant to this
Section 8.02 shall be finally and conclusively settled by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall, within 15 days after termination of the 60-day negotiation period provided in Section 8.02(b), select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within 20 days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it by either Party for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall meet in New York, New York, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a Claim filed by the Indemnified Party. It is the intent of the parties hereto that, barring extraordinary circumstances, decisions of the Board of Arbitration shall be rendered no more than 30 days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such 30 calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Every arbitrator must be independent (not a party to this Agreement or a lawyer of any Party to this Agreement or an Affiliate, agent, officer, director, employee, manager, partner, member or shareholder of a Party or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. The arbitration will be conducted in accordance with the rules of the American Arbitration Association. The prevailing party in any dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder or thereunder, as determined by the Board of Arbitration, including reasonable attorneys' and paralegals' fees and costs incurred before and at arbitration, at any other proceeding, at all tribunal levels.

                (d) In the event of any Claim for indemnity under Section 8.01(a)(i), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Companies and Subsidiaries in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article VIII.

                (e) The Parties agree that Fortress shall be entitled to act on behalf of any Seller Indemnified Party or Seller Indemnifying Party in connection with any claim pursuant to this Section 8.02, and Lennar shall be entitled to act on behalf of any Purchaser Indemnified Party or Purchaser Indemnifying Party in connection with any claim pursuant to this Section 8.02.

        8.03    Exclusivity; Warranty Claims.

                (a) Other than as provided in paragraph (b) below, and except with respect to conduct constituting fraud or intentional or willful misrepresentation, after the Closing, to the extent permitted by Law, the indemnities set forth in this Article VIII shall be the exclusive remedies of Purchaser and Seller for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or Claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                (b) Purchaser acknowledges that its right to seek indemnity for customer warranty obligations shall be limited as set forth in Section 1.07, and the payment to Purchaser of amounts pursuant to such Section shall be its sole remedy with respect thereto.

                                   ARTICLE IX

                                   TERMINATION

        9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time after December 31, 2001 by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party.

        9.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 11.03 and confidentiality in Section 11.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 9.01, Seller and Purchaser will remain liable to the other for any willful breach of Section 4.05 by either Seller or Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity, provided that, Seller or Purchaser, as the case may be, shall not be entitled to receive payments in an amount exceeding $1,000,000 under such remedies.

                                   ARTICLE X

                                   DEFINITIONS

        10.01   Definitions.

                (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                "Affiliate" means (a) any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified; (b) any officer, director, manager (if the Person is a limited liability company), or partner of such other Person; (c) if such other Person is an officer, director, or partner, any entity for which such Person acts in any such capacity; and (d) any sibling, direct descendant, parent, grandparent or spouse of the specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

                "Agreement" means this Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, the Seller Officer's Certificates and Purchaser Officer's Certificates delivered in accordance with Sections 5.03 and 6.03, as the same shall be amended from time to time.

                "Allocation Certificate" has the meaning ascribed to it in
        Section 1.08(b).

                "Assets and Properties" of any Person means all of the assets, properties, interests, cash on hand and in bank accounts, cash equivalents, investments, marketable securities, business, goodwill, claims and other rights of such Person of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise, real, personal or mixed, and wherever located, whether or not reflected on the Books and

        Records of such Person, whether owned, leased and/or or used pursuant to Contract or otherwise used by such Person, and whether or not described herein or in any of the exhibits or schedules delivered or to be delivered to Purchaser hereunder.

                "Board of Arbitration" has the meaning ascribed to it in Section 8.02(c).

                "Books and Records" means all files, documents, books and records relating to the Business or Condition of the Companies, including financial statements, letters from accountants, budgets, pricing guidelines, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, and operating data and plans of whatever nature and wherever located that relate primarily to the business of the Company, whether in written form or another storage media, including (A) accounting and financial records, (B) property records and reports, (C) customer, subcontractor and supplier lists, (D) environmental records and reports, (E) personnel and labor relations records, and (F) property, sales or transfer Tax records and returns.

               "Business" shall mean, collectively with respect to the Companies and individually, with respect to any Company, as the case may be, the business conducted by the Companies as of the Closing Date, which is conducted in North Carolina and/or South Carolina (as the case may be) and consists of the homebuilding, acquiring developed lots and developing residential lots and residential real estate.

                "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Florida, North Carolina, South Carolina or Virginia are authorized or obligated to close.

                "Business or Condition of the Companies" means the business, financial condition and results of operations of Landmark, Galloway and any Subsidiary taken as a whole.

                "Claim Notice" has the meaning ascribed to it in Section
        8.02(a).

                "Claims" shall mean any suits, actions, proceedings, investigations, demands, Claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, debts, reasonable expenses or costs, including reasonable attorneys', paralegals' and experts' fees and costs of investigation and remediation costs.

                "Closing" means the closing of the transactions contemplated by
        Section 1.05.

                "Closing Date" has the meaning ascribed to it in Section
        1.05(c).

                "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor Laws.

                "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, instrument or document to which any Person is a party or by which it or any of its Assets and Properties is bound.

                "Company" means each of and "Companies" means, collectively, all of Landmark, Galloway and the Subsidiaries.

                "Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

                "Dispute Period" has the meaning ascribed to it in Section 8.02(b).

                "Don Galloway" has the meaning ascribed to it in the forepart of this Agreement.

                "Employee Plan" and "Employee Plans" have the respective meanings ascribed to them in Section 2.22(a).

                "Environmental and Safety Laws" means all applicable federal, state or local Laws and policies concerning the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the safety of employees, workers or other persons, including the public.

                "Environmental Reports" has the meaning ascribed to it in
        Section 2.20.

                "ERISA" has the meaning ascribed to it in Section 2.22(a).

                "ERISA Affiliate" has the meaning ascribed to it in Section 2.22(a).

                "Financial Statements" has the meaning ascribed to it in Section 2.09(a).

                "Fortress" has the meaning ascribed to it in Section 1.05(a).

                "Fortress Holding-Virginia, LLC" has the meaning ascribed to in the forepart of this Agreement.

                "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                "Galloway Assignment Agreement" has the meaning ascribed to it in Section 1.05(a).

                "Galloway" has the meaning ascribed to it in the forepart of this Agreement.

                "Galloway Employees" has the meaning ascribed to it in Section 1.06(b).

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, or other instrumentality of the United States or any state, county, city or other political subdivision.
                                       48

                "Guaranty" has the meaning set forth in Section 2.01.

                "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant defined in or regulated under any Environmental and Safety Laws.

                "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments including purchase money mortgages,
        (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business),
        (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                "Indemnified Party" has the meaning ascribed to it in Section 8.01(a).

                "Indemnifying Party" has the meaning ascribed to it in Section 8.02(a).

                "Indemnity Notice" means written notification pursuant to
        Section 8.02(b) of a Claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Claim.

                "Intellectual Property" has the meaning ascribed to it in
        Section 2.15(a).

                "Interim Period" has the meaning ascribed to it in Section 1.09.

                "Inventory Contract" has the meaning ascribed to it in Section 2.16(a)(vi).

                "Knowledge of Seller" and "Seller's Knowledge" means the actual knowledge of George Yeonas, Jeffrey Shirley, David Guy, and Lisa Guerierro, after inquiry of employees of each Company reasonably expected to have relevant Knowledge.

                "Lakeridge Litigation" has the meaning ascribed to it in Section 1.03(b).

                "Laws" means all laws, statutes, rules, regulations, and ordinances of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                "Lease" and "Leases" have the respective meanings ascribed to them in Section 2.13(b).

                "Lennar" means Lennar Corporation, a Delaware corporation.

                "Lennar Corporation 401(k) Plan" has the meaning ascribed to it in Section 1.06(b).

                "Liabilities" means all Indebtedness, Claims, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise).

                "Licenses" means all licenses, permits, certificates of authority, franchises, waivers, grants, variances, waivers, approvals, registrations or other authorizations or rights granted or issued by any Governmental or Regulatory Authority.

               "Liens" means any mortgage, pledge, assessment, security interest, lien, adverse Claim, levy, charge or other encumbrance of any kind, or any Contract to give any of the foregoing.

                "Lighthouse Litigation" has the meaning ascribed to it in
        Section 1.03(b).

                "LLC Interests" has the meaning ascribed to it in the forepart of this Agreement.

                "Loss" means any and all damages, fines, assessed interest, penalties, deficiencies, fees, losses and expenses including reasonable attorneys' fees and paralegals' fees, costs and reasonable expenses incurred before and at trial or any other proceeding, at all tribunal levels, and whether or not suit or any other proceeding is instituted, and in establishing the right to be indemnified under this Agreement.

                "Named Land Purchase Contracts" means (i) the Hunterbrook land purchase contract, dated September 24, 1999, between Triven Properties, LLC and Don Galloway, (ii) the Hunter Park land purchase contract, dated April 14, 2000, between Triven Properties, LLC and Don Galloway and
        (iii) the Stonebridge land purchase contract, dated November 15, 1999, between Venture Properties I, LLC and Don Galloway.

                "NC Builders Acquisition Corporation" has the meaning ascribed to it in the forepart of this Agreement.

                "Notice Period" has the meaning ascribed to it in Section
        8.02(a).

               "Operative Agreements" means, collectively, the Galloway Assignment Agreement, the Landmark Assignment Instruments and the Landmark Assumption Agreement.

               "Option" with respect to any Person means any security, right, subscription, warrant, option, puts, calls, rights, including appreciation rights, performance units or similar rights, commitments or other Contract of any nature that gives the right to vote, purchase, sell, transfer, repurchase or redeem, or otherwise receive or be issued, or cause to be issued, voted, delivered, sold, repurchased or redeemed, any shares of capital stock of, or membership interests in, such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of, or membership interests in, such Person, to which such Person (or any other third party) is a party or by which he or it is bound or subject or obligating such Person to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such security, subscription, option, warrant, put, call, right, commitment or Contract.

                "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                "Ordinary Course of Business" shall mean operating in the ordinary course of each Company consistent with past practices (including with respect to quantity and frequency). "Ordinary Course of Business" shall not include expenses incurred in connection with the preparation, negotiation or closing of this Agreement or the consummation of the transactions contemplated hereunder, or extraordinary, transaction or retention bonuses or payments (other than the salaries in the ordinary course) to employees or agents of any other kind (exclusive of nonextraordinary bonuses or commissions which are routinely paid in the ordinary course consistent with past practices to employees or agents who are regularly compensated on an incentive basis).

                "Organizational Documents" means (i) with respect to an entity that is a corporation, its certificate or articles of incorporation and bylaws and any other charter or organizational documents and (ii) with respect to an entity that is a limited liability company, its certificate or articles of formation and operating agreement and any other charter or organizational documents, in each case as amended and/or restated as of the Closing Date.

                "Party" means each of, and "Parties" means both, the Seller and Landmark, on the one hand, and the Purchaser, on the other hand.

                "Permitted Lien" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any standard permitted title exception which individually or in the aggregate with other such standard permitted title exceptions could not reasonably be expected to materially adversely affect the current use, occupancy or the marketability of title or materially impair the value of the property that is subject thereto.

                "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, limited liability limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                "Pre-Tax Deficiency" has the meaning ascribed to it in Section 1.09.

                "Pre-Tax Excess" has the meaning ascribed to it in Section 1.09.

                "Pre-Tax Income" has the meaning ascribed to it in Section 1.09.

                "Pre-Tax Income Certificate" has the meaning ascribed to it in
        Section 1.09.

                "Purchase Price" has the meaning ascribed to it in Section 1.04.

                "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                "Purchaser Indemnified Parties" has the meaning ascribed to it in Section 8.01(a).

                "Purchaser Officer's Certificates" has the meaning ascribed to it in Section 6.03.

                "Real Property" has the meaning ascribed to it in Section
        2.13(a).

                "Representatives" has the meaning ascribed to it in Section
        4.02.

                "Seller" has the meaning ascribed to it in the forepart of this Agreement.

                "Seller Indemnified Parties" has the meaning ascribed to it in
        Section 8.01(b).

                "Seller Officer's Certificates" has the meaning ascribed to it in Section 5.03.

                "Subsidiary" means each of, and "Subsidiaries" mean all of, (i) Don Galloway and (ii) Thornblade, LLC, a North Carolina limited liability company. Except as set forth on Section 2.05 of the Disclosure Schedule, Galloway directly owns 100% of the outstanding membership interests in each Subsidiary.

                "Subsidiary Interests" means, collectively, all of the outstanding membership interests of each Subsidiary.

                "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, alternative minimum, license, withholding, employment, payroll, disability, excise, estimated, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a consolidated, unitary, combined, separate or any other basis, together with any interest and any penalties, additions to tax or additional amounts in each case imposed by any governmental taxing authority.

                "Tax Returns" shall mean all returns, declarations, reports, estimates, information returns and statements with respect to Taxes.

                "The Fortress Group 401(k) Profit Sharing Plan" has the meaning ascribed to in Section 1.06(b).

                "Third Party Claim" has the meaning ascribed to it in Section 8.02(a).

                "Third Party Intellectual Property Rights" has the meaning ascribed to it in Section 2.15(c).

                (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Words such as "herein," "hereinafter," "hereof," "hereby" and "hereunder" and the words of like import refer to this Agreement, unless the context requires otherwise. The term "dollars" or "$" means United States Dollars. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

                                   ARTICLE XI

                                  MISCELLANEOUS

        11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                If to Purchaser, to:

                c/o Lennar Corporation
                700 N.W. 107th Avenue
                Miami, FL  33172
                Telecopier No.: (305) 227-1711
                Attn: Bruce E. Gross

                with a copy to:

                Bilzin Sumberg Dunn Baena Price & Axelrod LLP
                2500 First Union Financial Center
                200 South Biscayne Boulevard
                Miami, FL  33131-2336
                Facsimile No.:  (305) 374-7593
                Attn:  Brian L. Bilzin, Esq.

                and

                Lennar Corporation
                700 N.W. 107th Avenue
                Miami, FL  33172
                Telecopier No.: (305) 229-6650
                Attn: David McCain, Esq., General Counsel

                If to Seller, to:

                Fortress Holding - Virginia, LLC
                1650 Tysons Boulevard, Suite 600
                McLean, Virginia  22102
                Facsimile No.:  (703) 442-7730
                Attn:  Mr. George Yeonas

                with a copy to:

                Lazard Freres Real Estate Investors L.L.C.
                30 Rockefeller Plaza, 50th Floor
                New York, NY  10020
                Facsimile No.: (212) 332-5980
                Attn:  Mr. Andrew Zobler, Chairman of Fortress' Planning
                Committee

                Milbank, Tweed, Hadley & McCloy LLP
                1 Chase Manhattan Plaza
                New York, NY  10005
                Facsimile No.: (212) 530-5219
                Attn:  Dennis F. Dunne, Esq.

                If to Landmark, to:

                The Fortress Group, Inc.
                1650 Tysons Boulevard, Suite 600
                McLean, Virginia  22102
                Facsimile No.:  (703) 442-7730
                Attn:  Mr. George Yeonas


                Seller Wire Transfer Instructions:

                $15,000,000 TO BE WIRED TO:
                Name of Bank:   KeyBank N.A., Denver, Colorado
                Account No.:    ABA 307 070 267
                Account Holder: The Genesee Company, LLC., a/c # 760250002440

                BALANCE OF THE PROCEEDS TO BE WIRED TO:
                Name of Bank:   First Union Bank, Roanoke, VA.
                Account No.:    ABA 051 400 549
                Account Holder: The Fortress Group, Inc., a/c # 206 520 348 9513

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        11.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof, except for the survival of the Confidentiality Agreement as provided in Section 11.05(a).

        11.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

        11.04 Public Announcements. Seller and Purchaser will each prepare separate press releases relating to the consummation of the transactions contemplated hereby, drafts of which shall be exchanged among the Parties prior to their release, to be issued immediately following the execution of this Agreement (which issued press releases shall contain substantially the same content as the draft releases previously exchanged among the Parties). At all times following execution of this Agreement and prior to Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons with whom Landmark, Galloway, and its Subsidiaries have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to immediately obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or under the rules of the New York Stock Exchange or Nasdaq in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

        11.05   Confidentiality.

                (a) Purchaser hereby confirms the continued effectiveness of the confidentiality agreement signed by Purchaser and UBS Warburg LLC on behalf of Fortress, effective as of September 4, 2001 (the "Confidentiality Agreement").

                (b) Each party to this Agreement hereto will hold, and will use its best efforts to cause its Affiliates, and their respective counsel, accountants and financial advisors (together, "Representatives") to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning Landmark, Galloway or any of the Subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, either destroy or redeliver or cause to be destroyed or redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives. If a Party destroys, rather than redelivers materials, such Party shall deliver an affidavit to be signed by a senior officer to the other Party confirming the destruction of said materials.

                (c) After the Closing Date, except as may be required for Tax purposes or other regulatory purposes, neither Seller nor any of its Affiliates or any of the respective successors and assigns of Seller or such Affiliates will retain any document, data bases or other media embodying any Confidential Information or Intellectual Proprietary which constitutes a part of the Assets and Properties, nor shall it use any of the same. After the date hereof and prior to Closing, Seller will not use, publish or disclose to any third person any Confidential Information or Intellectual Property, except as required by law or as necessary in the Ordinary Course of Business.

        11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

        11.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII, except as expressly provided in Article VIII.

        11.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned direct or indirect subsidiary of Lennar, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        11.12 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflicts of Law rules of such state.

        11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        11.14 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        11.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement and the Guaranty attached hereto are incorporated herein by reference and made a part hereof.

        11.16 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity, subject to the dollar limitations set forth in Sections 8.01(c)(i)(C).

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.



                                        NC BUILDERS ACQUISITION CORP.


                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:


                                        FORTRESS HOLDING - VIRGINIA, LLC.


                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:


                                        LANDMARK HOMES, INC.


                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:

Fortress, the owner of all of the outstanding membership interests of Seller and indirect owner of all of the capital stock of Landmark, hereby guarantees the full and timely performance of each obligation of Seller hereunder, including without limitation, the payment of indemnity obligations, if any, arising under
Section 8.01. Fortress hereby waives all notices, demands and protests of whatsoever nature, to which Fortress might otherwise be entitled, and agrees that no delay in exercising any rights hereunder, or failure to exercise the same, shall operate as a waiver of such rights. This guaranty shall be binding upon the successors and assigns of Fortress and inure to the benefit of the successors and assigns of the Purchaser.


THE FORTRESS GROUP, INC.


By:
   -----------------------------
   Name:
   Title: